Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

among

VECTOR TALENT HOLDINGS, L.P.,

and

CORNERSTONE ONDEMAND, INC.

1241593 B.C. LTD.

and

CORNERSTONE ONDEMAND UK HOLDINGS LIMITED

Dated as of February 24, 2020

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	[Intentionally Omitted]

Exhibit B	Applicable Accounting Principles

Exhibit C	Form of Escrow Agreement

Exhibit D	Working Capital Illustrative Calculation

Exhibit E-1	Form of Joinder Agreement

Exhibit E-2	Accredited Investor Agreement

Exhibit F	Major Investors

Exhibit G	Registration Rights Agreement

SCHEDULES

Schedule A	Knowledge Individuals

Schedule B	Key Employees

Schedule C	New Company Formation

Schedule D	Accounting Matters

Schedule E	Registration Rights Agreement Signatories

v

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of February 24, 2020 (this “Agreement”), is by and among Cornerstone OnDemand, Inc., a Delaware corporation (“Buyer”), 1241593 B.C. LTD. (“CanCo Buyer”), and Cornerstone OnDemand UK Holdings Limited (Company No. 10592838) a private limited company incorporated and registered in England and Wales whose registered office is at 4 Coleman St., London, United Kingdom, EC2R 5AR (“UK Buyer”), and Vector Talent Holdings, L.P., an exempted limited partnership registered under the laws of the Cayman Islands and having its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands (the “Seller”). Reference is made to (i) Vector Talent Holdings LLC, a Delaware limited liability company, (ii) Saba Software (Canada) Inc., a corporation existing under the laws of Ontario, Canada (“Saba Canada”), (iii) Libra Finco (Cayman) Ltd., an exempted company incorporated under the laws of the Cayman Islands, (iv) 2574147 Ontario Inc., a corporation existing under the laws of Ontario, Canada (“Seller Canadian Callco”), (v) Libra Finco GP Ltd., an exempted company incorporated under the laws of the Cayman Islands, and (vi) Libra Acquireco Limited (no. 11394532), a company incorporated and registered under the laws of the England and Wales whose registered office is at 475 The Boulevard Capability Green, Luton, LU1 3LU (“Libra”) (each a “Company” and together, the “Companies”).

RECITALS

A. All of the issued and outstanding equity interests of the Companies (each, a “Company Unit” and together, the “Company Units”) are, or, with respect to Seller US Newco LLC, will be at Closing, owned by the Seller.

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Company Units, subject to the terms and conditions set forth in this Agreement.

C. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer to enter into this Agreement, certain persons who own, or will own prior to the Closing, Seller Units shall have executed and delivered to the Buyer a joinder agreement in the form attached hereto as Exhibit E-1 (each, a “Joinder Agreement”).

D. As a material inducement to the Buyer to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the parties hereto, each of the Key Employees is executing and delivering to the Buyer an offer letter (including any other standard onboarding documents) with Buyer (together, the “Key Employee Agreements”), which will be effective only upon the Closing.

E. Buyer and the Seller shall enter into, and other Unitholders will become party to or bound by (subject to and as contemplated by Section 6.17), a registration rights agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), which Registration Rights Agreement will be effective only upon the Closing.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement, the Officer Certificate, the other certificates required to be provided in Section 8.3, the Key Employee Agreements, the Registration Rights Agreement and the Joinder Agreements.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Applicable Accounting Principles” means GAAP, subject to such differences in accounting principles, policies and procedures as are set forth on Exhibit B.

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Companies and each of their Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California or New York, New York.

“Buyer Common Stock” means common stock of the Buyer, par value $0.0001 per share.

“Cash” means all cash, cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits) and marketable securities of the Companies and their respective Subsidiaries, measured as of immediately prior to the Closing. For the avoidance of doubt, “Cash” shall (x) be calculated net of uncleared checks and drafts issued by the Companies and their respective Subsidiaries, and (y) include uncleared checks and drafts received or deposited for the account of the Companies and their respective Subsidiaries, provided, that only checks that have cleared as of the date of delivery of the Final Closing Statement pursuant to Section 2.3 shall be included in the Cash part of the calculation of Closing Net Indebtedness in connection with determining the Final Closing Statement pursuant to Section 2.3.

“Class A Units” means the Class A Seller Units.

“Closing Cash Consideration” means (i) $1,330,000,000, plus (ii) the Working Capital Overage, if any, minus (iii) the Net Indebtedness, minus (iv) the Working Capital Underage, if any, minus (v) the Escrow Amount.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Content” means any Content that has been distributed, displayed, public performed, disseminated, licensed, hosted or otherwise made available, directly or indirectly, by any Company or its Subsidiaries or their distributors, licensees or other partners on behalf of any Company or its Subsidiaries.

“Company Employee” means any current or former manager, officer, employee, advisor, director or independent contractor of any Company or any Subsidiary of any Company.

“Company Intellectual Property” means (i) all Technology and Intellectual Property Rights in the Company Products, and (ii) all Owned Intellectual Property.

“Company Products” means all products and services that have been or are as of the date hereof provided, marketed, distributed, sold or licensed, including any such products and services that involve Company Content, by or on behalf of any Company or its Subsidiaries since its inception, including, without limitation, all educational or instructional courses or materials, and any such other products services or offering of any Company and any of the foregoing that any Company or any Subsidiary of any Company currently intends during the 12-month period after the date hereof to provide, market, distribute, sell or license.

“Company Systems” means the software, computer hardware, servers, systems, networks and workstations that are owned by any Company or any Subsidiary of any Company or used in the design, development, production, distribution, testing, provision, maintenance or support of any Company Product.

“Confidentiality Agreement” means the Confidentiality Agreement dated December 10, 2019, between the Buyer and the Seller.

“Content” means any text, written, audio, visual or audiovisual works, materials, artistic or creative works, or content, in any form or media.

“Contract” means any contract, agreement or binding arrangement or understanding.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors, board of managers or similar body governing the affairs of such Person.

“Customer Data” shall mean information (a) collected by any Company or any Subsidiary of any Company about visitors to or users of the Company websites(s) and Company products or services that (i) identifies any unique customer, visitor or user, (ii) is unique to such customer, visitor or user (whether or not Personal Information) or (iii) could provide insight into such customer’s user’s or visitor’s behavior if analyzed, aggregated or otherwise examined; or (b) Processed by or on behalf of any Company or any Subsidiary of any Company for or on behalf of a customer, user or visitor of a Company website, product or service.

“Data Security Incident” means any actual or reasonably suspected (a) breach of security, (b) loss of, or (c) unauthorized Processing of, unauthorized acquisition of, or unauthorized access to Sensitive Company Information or, Company information technology systems or any other data security incident affecting data or systems in any Company’s or any of its Subsidiaries’ possession, custody or control.

“Debt Financing Source Parties” means, collectively, the Debt Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing (excluding, for the avoidance of doubt, each of the Companies and their respective Affiliates).

“Debt Financing Sources” means entities that have committed to provide, arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to Debt Financing Commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing Commitments) relating thereto (excluding, for the avoidance of doubt, each of the Companies and their respective Affiliates).

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal or adverse claim.

“English Companies” means each of Libra, Saba Software (UK) Limited (no. 03646033), TalentObjects Holdings Limited (no. 09247136), TalentObjects Limited (no. 09248171), Lumesse Holdings Limited (no. 07083011), Lumesse Corporate Limited (no. 04296658), Lumesse Holdings UK Limited (no. 05494417), Lumesse (UK) Limited (no. 03903495), and Lumesse Limited (no. 03879877).

“ERISA Affiliate” means any Person who, at the relevant time, is or was under common control with the Companies or any of their respective Subsidiaries and that, together with the Companies or any of their respective Subsidiaries, is (or was, at the relevant time) treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wilmington National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Seller and the Escrow Agent, substantially in the form attached as Exhibit C hereto.

“Escrow Amount” means a dollar value equal to $10,000,000.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Exchange and Support Agreement” means the Exchange and Support Agreement dated May 1, 2017 among the Seller, Saba Canada, Seller Canadian Callco and the Exchangeable Shareholders.

“Exchangeable Share Terms” means the share terms of the Exchangeable Shares set forth in Part 3 of the articles of incorporation of Saba Canada.

“Exchangeable Shares” means the 51,383,764 issued and outstanding exchangeable shares in the capital of Saba Canada.

“Exchangeable Shareholders” means Michael Slaunwhite and 10206890 Canada Inc.

“Excluded Payroll Taxes means the employer’s share of any Taxes due under Section 3111(a) of the Code in the case of any current employee of the Company or its Subsidiaries whose wages from the Company or its Subsidiaries for the 2020 calendar year (excluding amounts included in clause (iii) of the definition of “Transaction Expenses”) are reasonably expected to exceed $137,700.

“Fraud” means that a representation or warranty in Articles III or IV made by the Seller, or Article V made by the Buyer, or any representation or warranty made by a Party in an Ancillary Agreement or certificate delivered pursuant to Article VIII was in each case made by such Party with intent to deceive the other Party, and that with respect to such representation or warranty (a) there was actual knowledge by the Seller Knowledge Group (with respect to any such representation or warranty made by the Seller), or Buyer Knowledge Group (with respect to any such representation or warranty made by Buyer), as applicable, that such representation is or was false (as opposed to any fraud claim based on constructive knowledge or reckless misrepresentation or a similar theory); (b) there was an intention to induce such Party to whom such representation or warranty was made to act or refrain from acting; (c) such Party to whom such representation or warranty was made, in justifiable reliance upon such false representation, took or refrained from taking action; and (d) such Party to whom such representation or warranty was made suffered damage by reason of such reliance.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, 3.2, 3.3(a)(i), 3.4, 3.5, 3.19, 4.1, 4.2, 4.3(a)(i), 4.4, 4.6, 5.1, 5.2, 5.3(a)(i), and 5.4.

“Funded Indebtedness” means, as at a specified date, without duplication, the sum of: (i) all indebtedness for borrowed money of a Company or any of its Subsidiaries and all obligations of a Company or any of its Subsidiaries evidenced by notes, bonds, debentures, bank loans or other similar interests; (ii) all liabilities and amounts owed by a Company or any of its Subsidiaries in respect of the acceleration, termination, cancellation or prepayment of indebtedness for borrowed money; (iii) any accrued and unpaid interest on the foregoing items or other debt or financing-related liabilities; and (iv) all unpaid Transaction Expenses.

“GAAP” means U.S. generally accepted accounting principles in effect and applied throughout the periods involved.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, tax or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), including the implementing regulations contained in 45 CFR Parts 160, 162 and 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Tax Items” means (i) all liabilities of the Companies or any of their Subsidiaries in respect of the matter set forth under Item 1 of Section 3.15(d) of the Disclosure Schedules and (ii) the $1,132,789 accrual for historical unpaid sales and use Tax and VAT liability.

“Immediate Family” means, with respect to any specified person, such person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such person that resides in such person’s home.

“Income Tax Liability Accrual” means an amount (which shall not be less than zero), determined as of the end of the Closing Date, equal to the unpaid income Taxes of the Companies and their Subsidiaries (including, for the avoidance of doubt, any franchise or business profits Tax incurred in lieu of a Tax on net income) for the current Pre-Closing Tax Period (in the case of any Straddle Period calculated consistent with Section 7.1) and the immediately preceding Pre-Closing Tax Period (excluding, for the avoidance of doubt, any reserve for uncertain tax positions within the meaning of ASC 740-10 and ASC 450-20 (and any comparable guidance)), calculated (i) as if the taxable year of the Companies or their Subsidiaries (as applicable) ends as of the end of the Closing Date, (ii) by including in taxable income all adjustments made by a Company and its Subsidiaries prior to the Closing under Section 481 of the Code in respect of which Tax had not previously been fully paid by a Company or its Subsidiary (as applicable), and (iii) by otherwise excluding all deferred Tax liabilities and deferred Tax assets of any Company or its Subsidiaries (as applicable); provided, however, that the Income Tax Liability Accrual shall (i) take into account any Transaction Deductions that would be “more likely than not” (or a higher level of authority) deductible on an income Tax Return of a Company (or any applicable Subsidiary of a Company) for a taxable period that ends (or is deemed to end for purposes of Section 7.1) on the Closing Date, and (ii) not include any Taxes resulting from any action by Buyer on the Closing Date following the Closing that is outside the ordinary course of business. For the avoidance of doubt, the inclusion of Transaction Deductions in the calculation of the Income Tax Liability Accrual shall not offset any income which Transaction Deductions could not offset as a matter of Law (including any inclusion under Section 965 of the Code) or reduce the Income Tax Liability Accrual associated with any of the Companies or their Subsidiaries below zero.

“Indebtedness” means, as at a specified date, (a) the aggregate amount of all outstanding Funded Indebtedness, (b) all obligations of a Company or any of its Subsidiaries under swaps, hedges, caps, collars, options, futures or similar instruments, (c) an amount equal to the Income Tax Liability Accrual, (d) the Identified Tax Items, (e) all liabilities of a Company or any of its Subsidiaries in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases, (e) all obligations of a Company or any of its Subsidiaries for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Net Working Capital as finally determined pursuant to Section 2.3), including earnouts, payments under non-compete agreements and seller notes and all unpaid management fees, whether accrued or not, and (f) all liabilities of a Company or any of its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a) through (e) above, and (g) all guarantees by a Company or any of its Subsidiaries of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (a) through (h) above, to the extent of the obligation guaranteed.

“Intellectual Property Rights” means all intellectual property and other proprietary rights arising in any jurisdiction anywhere in the world, including without limitation, all rights in, arising out of, or associated with: (i) source identifiers, trade names, trademarks and service marks (registered and unregistered), applications to register any of the foregoing, and any other indicia of origin (including all goodwill associated with any of the foregoing) (collectively, “Marks”); (ii) inventions, patents and patent applications (collectively, “Patents”); (iii) published and unpublished works of authorship (including software), copyrights (registered and unregistered) therein and thereto and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, confidential or non-public information, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists, and market data and any other information, including that which derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, and excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) a person’s name, voice, signature, photograph or likeness, including without limitation, rights of personality, publicity or similar rights; and (vi) rights in, arising out of, or associated with domain names.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order or directive promulgated, issued or enforced pursuant to such laws); (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs Laws of other countries in which any Company or any of its Subsidiaries have conducted and/or currently conduct business.

“Key Employee” means each individual listed on Schedule B hereto.

“knowledge,” with respect to a party, means the actual knowledge of (i) such party, in the case of an individual, (ii) any officer, in the case of Buyer, (the “Buyer Knowledge Group”) and (iii) any of the individuals set forth on Schedule A, in the case of the Seller (the “Seller Knowledge Group”), and in each case of clauses (i) through (iii) above, and the knowledge such aforementioned individuals would have after reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question.

“Law” means any statute, law, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to any Company or any of its Subsidiaries or which any Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“made available” shall mean that the Seller has posted such materials to the virtual data room “Project Skyhook” managed by the Seller or its advisors at https://www.dfsvenue.com (the “Dataroom”) and made available to the Buyer and its Representatives during the negotiation of this Agreement, by 9:00 p.m. Pacific Time on the day prior to the date of this Agreement.

“Major Investors” means each of the Seller Unitholders set forth on Exhibit F hereto.

“Marketing Period” means the first period of 10 consecutive Business Days after the delivery of the Required Information; provided that in no event shall the Marketing Period be restarted or cease to continue if additional or updated Required Information is required to be delivered pursuant to clauses (a) or (b) of the definition thereof after the start of the Marketing Period so long as such additional or updated financial information is delivered in accordance with such paragraph; provided further that (i) May 25, 2020 and July 3, 2020 shall not constitute a Business Day for purposes of the Marketing Period and (ii) if such 10 consecutive Business Day period has not ended on or prior to August 14, 2020, then such 10 consecutive Business Day Period will not commence until on or after September 7, 2020.

“Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Companies and their Subsidiaries, taken as a whole; provided, however, that any such event, change, circumstance, occurrence or effect shall not constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur, to the extent resulting from (a) events, circumstances, changes, effects or occurrences affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates in the United States as a whole or the capital markets of the United States in general; (b) national or international political, social and economic conditions (or changes therein), including an engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (c) events, circumstances, changes, occurrences or effects that generally affect the industries or segments thereof in which the Companies and their Subsidiaries operate (including legal and regulatory changes); (d) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events; (f) the announcement of the execution of this Agreement or any Ancillary Agreement or the pendency or consummation of the transactions hereunder (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the consummation of the transactions hereunder); (g) the taking of any specific action specifically required by this Agreement or any Ancillary Agreement that is effective as of the date hereof, or the specific written request of Buyer; or (h) any failure by the business of the Companies and their Subsidiaries to meet any internal or external estimates, expectations, budgets, projections or forecasts (but the underlying causes of such failure may so constitute or be taken into account unless such underlying causes would otherwise be excepted by another clause of this definition); it being understood and agreed that in the case of clauses (a) through (e) above, to the extent that any such event, change, circumstance, occurrence or effect has a disproportionate and adverse effect on the Companies and their Subsidiaries, taken as a whole, relative to other businesses in the jurisdictions, markets and industries in which the Companies or any of their Subsidiaries operate, such disproportionate extent of, such event, change, circumstance, occurrence or effect may be taken into account in determining whether a Material Adverse Effect has occurred.

“Net Indebtedness” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) Indebtedness minus (ii) Cash.

“Net Working Capital” means the net working capital of the Companies and their Subsidiaries as of immediately prior to the Closing, calculated in accordance with Exhibit D hereto. For the avoidance of doubt, Net Working Capital shall not include any Cash, any income Tax assets or liabilities, any Excluded Payroll Taxes, or any liabilities included in Identified Tax Items.

“Non-U.S. Entity” means any Subsidiary of a Company or any Company that is not a United States person under Code Section 7701(a)(30).

“Open Source Software” shall mean software that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, the Common Public License or any other license approved as an open source license by the Open Source Initiative.

“Organizational Documents” means the certificate of formation, articles of organization, certificate of incorporation, limited liability or operating agreement, limited partnership agreement, bylaws, and other similar organizational documents of, as applicable, the Seller, the Companies or their respective Subsidiaries.

“Owned Intellectual Property” means Intellectual Property Rights owned or purported to be owned by the Companies or any of their respective Subsidiaries.

“Parties” means Buyer, Canco Buyer, UK Buyer, and the Seller.

“Person” means an individual, corporation, partnership, limited liability company, syndicate, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means (i) any information that, either by itself or in combination with other information reasonably available to the Companies and their respective Subsidiaries, identifies or is associated with an identifiable natural person or household, including name, address, phone number, email address, payment card data, financial account number, government-issued identifier and health or medical information; (ii) “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Privacy and Security Requirements; or (iii) any other information that allows the identification of a natural person or household.

“Post-Closing Consideration Payments” means any amounts payable to the Seller from the Escrow Fund.

“Post-Closing Tax Period” means any taxable period, or portion thereof, that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy and Security Requirements” means all Laws, Contracts, privacy policies, terms of use and industry requirements concerning the Processing of Sensitive Company Information and, the privacy or security of Sensitive Company Information or other tracking of online consumer behaviors that are applicable to any Company or its Subsidiaries, including, without limitation, federal, state or foreign laws or regulations regarding (a) data privacy or information security, (b) data breach notification, (c) unfair or deceptive practices (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data; (e) email, telephone or text message communications; and (f) state consumer protection laws. For the avoidance of doubt, Privacy and Security Requirements include, as applicable: (i) HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the General Data Privacy Regulation (Regulation (EU) 2016/679) (“GDPR”), the California Consumer Privacy Act of 2018 (“CCPA”), state social security number protection Laws, state data breach notification Laws and state consumer protection Laws; and (ii) each obligation in any Contract to which any Company or its Subsidiaries is a party that governs the Processing of Personal Information within a Company’s or its Subsidiaries’ custody or control.

“Process” or “Processing” shall mean the collection, access, use, electronic transmission, storage, processing, distribution, transfer, import, export, protection (including security measures), securing, sharing, storing, disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium) or other tracking of online consumer behaviors.

“R&W Insurance Policy” means that certain representation and warranty insurance policy, a copy of which has been provided to the Seller on or prior to the date hereof.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person (provided, that with respect to a Company, the Subsidiaries of the Company shall not be included as Affiliates for the purposes of this definition, and with respect to any Subsidiary of a Company, the Company and the other Subsidiaries of the Company shall not be included as Affiliates for the purposes of this definition), or any director, manager, executive officer, general partner or managing member of such Affiliate (including, with respect to the Companies, any Seller Unitholder, any Affiliate of any Seller Unitholder or any director, manager, executive officer, general partner or managing member of such Seller Unitholder or such Affiliate); (ii) any person who serves as a director, manager, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a person described in clause (ii); or (iv) any other Person that holds, individually or together with any Affiliate of such other Person and any member(s) of such person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, managers, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Required Information” means (a) (i) the Financial Statements and (ii) the Interim Financial Statements; and (b) the unaudited consolidated balance sheet of the Companies and their respective Subsidiaries and the related consolidated statements of profits and losses (i) for the fiscal quarter ended September 30, 2019 and (ii) for each subsequent fiscal quarter (other than any fourth fiscal quarter of an applicable fiscal year) of the Companies ended at least 60 days before the Closing Date; it being understood that the Debt Financing Sources have acknowledged receipt of (x) the Financial Statements, (y) the Interim Financial Statements and (z) the unaudited financial information described in clause (b)(i) of this definition pursuant to paragraph (v) on Annex II of the Debt Financing Commitments.

“Saba Canada Note” means the promissory note dated May 1, 2017, issued by a predecessor by amalgamation of Saba Canada, as borrower, to the Seller, as lender.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (a) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority; (b) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan) (a “Sanctioned Jurisdiction”); or (c) owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Unitholder” means each owner of any Seller Units.

“Sensitive Company Information” means any confidential and proprietary information Processed by or on behalf of any Company or any Subsidiary of any Company, including Customer Data and Personal Information of the Company or its Subsidiaries.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Stock Consideration” means 1,110,352 shares of Buyer Common Stock, par value $0.0001 per share (each share of Buyer Common Stock issued under this agreement, a “Buyer Share” and together, the “Buyer Shares”).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Net Working Capital Ceiling” means Negative Eighty-Five Million Dollars (-$85,000,000).

“Target Net Working Capital Floor” means Negative One Hundred Million Dollars (-$100,000,000).

“Taxes” means any and all (a) U.S. federal, state, local, non-U.S. and other net income, gains, gross income, gross receipts, sales, use, value added, goods and services, ad valorem, transfer, franchise, profits, capital stock, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, social security (or similar), excise, severance, stamp, occupation, premium, real property, personal property, environmental, escheat, unclaimed property, windfall profits, add-on minimum or other like taxes, assessments or charges of any kind whatsoever, and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) above (whether disputed or not), or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns.

“Tax Return” means any return, declaration, report, claim for refund, election, certificate, statement, information statement and other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean all forms of technology, including any or all of the following as embodied in a tangible or digital medium: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings and any other Content; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation, algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques; (iv) databases, data compilations and collections and technical data; and (v) devices, prototypes, designs and schematics.

“Total Consideration” means (i) the Stock Consideration, plus (ii) the Estimated Closing Cash Consideration, plus (iii) any Post-Closing Consideration Payments paid to the Seller.

“Transaction Deductions” means, without duplication, all income Tax deductions permitted under applicable Law to be deducted by the Companies and their respective Subsidiaries as a result of or in connection with items included in Closing Net Working Capital as finally determined pursuant to Section 2.3, items included in Closing Net Indebtedness as finally determined pursuant to Section 2.3, the payment of Transaction Expenses, and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing.

“Transaction Expenses” means (i) all fees and expenses of all Seller-Related Parties for legal counsel, investment bankers, general partners, accountants and other advisors, in connection with the preparation, execution and consummation of this Agreement and the Transactions, including any fees owed as a result of a management service agreement in connection with a change of control or other liquidity event, (ii) the cost of the D&O Insurance, (iii) any payment obligations under deferred compensation plans, phantom equity plans, severance, termination or change in control or retention bonuses or similar arrangements of the Companies or any of their respective Subsidiaries payable as a result of the consummation of the Transactions (including the employer portion of any social security, Medicare, social, unemployment, employment, payroll, or similar Taxes, other than Excluded Payroll Taxes, imposed with respect to compensatory arrangements incurred in connection with clause (iii) of this definition or any other compensatory payments made by or on behalf of the Companies or any of their respective Subsidiaries in connection with the Transactions), and (iv) the 50% share of Transfer Taxes allocable to Seller as set forth in Section 7.2. For the avoidance of doubt, payments triggered solely by action taken by Buyer or a Buyer Affiliate after the Closing shall not be Transaction Expenses except to the extent of any increase in amounts that would be payable had Seller or a Seller Affiliate taken the same action prior to the Closing.

“Transactions” means the transactions contemplated by this Agreement and/or the Ancillary Agreements.

“U.S.” or “United States” means the United States of America.

“U.K.” means the United Kingdom.

“VAT” means any value added, sales, goods, services, turnover or similar tax or any equivalent tax chargeable in the U.K. or elsewhere.

“Willful Breach” shall mean, with respect to any covenant, an action or omission taken with the knowledge that such action or omission constitutes a breach of such covenant, and which such knowledge shall require the actual knowledge of one or more members of the Seller Knowledge Group (in the case of the Seller) or one or more members of the senior management team of the Buyer (in the case of the Buyer).

“Working Capital Overage” shall exist when and if (and shall be equal to the absolute value of the amount by which) the Net Working Capital exceeds the Target Net Working Capital Ceiling.

“Working Capital Underage” shall exist when and if (and shall be equal to the absolute value of the amount by which) the Target Net Working Capital Floor exceeds the Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquisition Proposal	Section 6.5
Agreement	Preamble
Anti-Corruption Laws	3.8(b)
Attorney-Client Communication	10.19
Balance Sheet	3.6(a)
Bankruptcy and Equity Principles	Section 3.16(b)
Buyer	Preamble
Callco	Preamble
Closing Net Funded Indebtedness	2.3(a)
Closing Net Working Capital	2.3(a)
Company Units	Recitals
D&O Insurance	6.9(a)
Debt Financing	Section 5.8
Debt Financing Commitments	Section 5.8
Debt Payoff Letter	8.3(c)

Disclosure Schedules	Article III
ERISA	3.10(a)
Estimated Closing Cash Consideration	2.2(a)
Estimated Closing Statement	2.2(a)
Estimated Net Funded Indebtedness	2.2(a)
Estimated Net Working Capital	2.2(a)
FCPA	3.8(b)
Final Closing Cash Consideration	2.3(a)
Final Closing Statement	2.3(a)
Financial Statements	3.6(a)
Independent Accounting Firm	2.3(c)
Interim Financial Statements	3.6(a)
Law Firm	10.19(a)
Material Contracts	3.16(a)
Net Adjustment Amount	2.3(f)(i)
Notice of Disagreement	2.3(b)
Outside Date	9.1(c)
Permits	3.8(d)
Permitted Encumbrances	3.12
Plans	3.10(a)
Saba Canada	Preamble
Seller	Preamble
Seller Accountant	Section 6.10(b)
Seller Group	10.19(a)
Seller Parties	10.1
Seller Units	Recitals
Top Customers	Section 3.18(a)
Top Suppliers	Section 3.18(b)
Transaction Expenses Payoff Instructions	8.3(d)
Transfer Taxes	7.4
Waived 280G Benefits	6.15

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase, Sale and Transfer of Company Units.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer convey and deliver:

(i) to the Buyer (A) the Company Units of Vector Talent Holdings LLC, (B) the Company Units of Libra Finco GP Ltd., and (C) the Company Units of Libra Finco (Cayman) Ltd., in each case, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein shall purchase the Company Units of Vector Talent Holdings LLC, Libra Finco GP Ltd. and Libra Finco (Cayman) Ltd. from the Seller, in each case of clauses (A), (B), and (C) for such portions of the Total Consideration to be determined by the Buyer;

(ii) to CanCo Buyer the Company Units of Seller Canadian Callco (which entity will hold, following the completion of the steps contemplated under Section 6.19, directly, all of the outstanding equity of Saba Canada and, indirectly, all of the outstanding equity of Saba Canada’s Subsidiaries), free and clear of all Encumbrances, and CanCo Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein shall purchase the Company Units of Seller Canadian Callco from the Seller, for a portion of the Total Consideration to be determined by the Buyer; and

(iii) to UK Buyer the Company Units of Seller US Newco LLC, free and clear of all Encumbrances, and UK Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein shall purchase the Company Units of Seller US Newco LLC from the Seller, for a portion of the Total Consideration to be determined by the Buyer.

The aggregate purchase price for the purchase, sale, and transfer of all Company Units shall be equal to the Total Consideration, and the allocation of the Total Consideration for each of transactions set forth in Sections 2.1(a)(i), (ii), and (iii) above shall be determined by the Buyer, provided that Buyer shall provide a copy of such allocation to Seller and shall consider in good faith any reasonable comments timely proposed by Seller (such final allocation determined by Buyer, the “Allocation”). The Parties agree to file all federal, state and local income Tax Returns and other filings, in all respects and for all purposes in accordance with the Allocation, and none of the Parties shall take any Tax position (whether in Tax Returns, before any Governmental Authority charged with the collection of any income Tax, or in any judicial proceeding) that is inconsistent with such Allocation unless required to do so by applicable Law. If there is any adjustment to the Purchase Price, the Parties shall modify the Allocation accordingly.

(b) The transactions set forth in Section 2.1 shall take place at a closing (the “Closing”) to be held by electronic exchange of deliverables and release of signatures at 10:00 a.m. Pacific time on the third Business Day following the satisfaction, or to the extent permitted by applicable Law, waiver of all of the applicable conditions set forth in Article VIII (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Buyer in its sole and absolute discretion on no less than three (3) Business Days’ notice to the Seller, and (b) the third Business Day following the end of the Marketing Period (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article VIII for the Closing as of the date determined pursuant to this proviso); provided further that Closing shall not occur prior to April 1, 2020. The day on which the Closing takes place is referred to as the “Closing Date.”

(c) At the Closing, the Buyer will make (or cause to be made) the following payments, in each case by wire transfer of immediately available funds:

(i) to the Seller, the Estimated Closing Cash Consideration;

(ii) to the Escrow Agent for deposit into the Escrow Fund, the Escrow Amount;

(iii) on behalf of the Companies and their respective Subsidiaries, the amount payable to each counterparty or holder of Funded Indebtedness (other than Transaction Expenses) in order to fully discharge such Funded Indebtedness and terminate all applicable obligations and liabilities of the Companies and their respective Subsidiaries and any of their respective Affiliates related thereto, as specified in the Debt Payoff Letters, and in accordance with this Agreement; and

(iv) on behalf of the Companies and their respective Subsidiaries, the amount payable to each Person that is owed a portion of the Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions, and in accordance with this Agreement.

(d) At the Closing, the Buyer shall issue the Stock Consideration to the Seller.

Section 2.2 Estimated Closing Statement.

(a) At least five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a written statement (the “Estimated Closing Statement”) that shall include and set forth the Seller’s good faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”), including the calculation showing each of the components of Net Working Capital, (ii) Net Indebtedness (the “Estimated Net Indebtedness”) (with each of Estimated Net Working Capital and Estimated Net Indebtedness and, except for the Income Tax Liability Accrual and Transaction Expenses included in the calculation of the Estimated Net Indebtedness (which items shall be calculated giving effect to the Transactions), without giving effect to the Transactions), including a calculation showing each of the components of Net Indebtedness, including Indebtedness, Cash and Transaction Expenses, and (iii) on the basis of the foregoing, a calculation of the Closing Cash Consideration (the “Estimated Closing Cash Consideration”). The Estimated Closing Statement shall be prepared in accordance with the Applicable Accounting Principles, using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of Exhibit D. At least five (5) Business Days prior to the Closing Date, Seller shall make available to Buyer and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Estimated Closing Statement and reasonable access to employees of the Companies and their respective Subsidiaries as Buyer may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Buyer’s and its Representatives review of such statements and shall take into consideration in good faith any comments of Buyer on the Estimated Closing Statement. Notwithstanding the foregoing, in no event will any of Buyer’s rights be considered waived, impaired or otherwise limited as a result of Buyer not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement.

Section 2.3 Post-Closing Adjustment of Closing Cash Consideration.

(a) Within one hundred twenty (120) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Companies and their respective Subsidiaries dated as of the Closing Date, (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Net Indebtedness (the “Closing Net Indebtedness”) (with each of Closing Net Working Capital and Closing Net Indebtedness and, except for the Income Tax Liability Accrual and the Transaction Expenses included in the calculation of the Closing Net Indebtedness (which items shall be calculated giving effect to the Transactions), without giving effect to the Transactions), and (iii) on the basis of the foregoing, using the numbers set forth in the Final Closing Statement and a calculation of the Closing Cash Consideration (the “Final Closing Cash Consideration”). The Final Closing Statement shall be prepared in accordance with Exhibit D and the Applicable Accounting Principles.

(b) The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital and/or Closing Net Indebtedness, as set forth in the Final Closing Statement. The Seller and the Buyer shall be deemed to have agreed with all items and amounts of Closing Net Working Capital and/or Closing Net Indebtedness not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(c).

(c) During the thirty (30) day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital and/or Closing Net Indebtedness as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such thirty (30) day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital and Closing Net Indebtedness, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such thirty (30) day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital and Closing Net Indebtedness, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital and Closing Net Indebtedness, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Closing Net Working Capital and Closing Net Indebtedness that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Ernst & Young Global Limited or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Seller and the Buyer shall use their best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.3(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) The Buyer and the Seller will, and will cause the Companies and their respective Subsidiaries (in the case of the Seller, prior to the Closing, and in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Closing Cash Consideration contemplated by this Section 2.3) to afford the Buyer or the Seller, as the case may be, and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Companies and their respective Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital and Net Indebtedness as specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Closing Cash Consideration shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the difference between the Estimated Closing Cash Consideration and the Final Closing Cash Consideration.

(ii) If the Net Adjustment Amount is positive, the Closing Cash Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall pay the Net Adjustment Amount to the Seller; and within five (5) Business Days of the final determination of the Final Closing Statement pursuant to this Section 2.3 showing that the Net Adjustment Amount is positive, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent to release the Escrow Amount from the Escrow Fund to the Seller, in accordance with the terms of the Escrow Agreement.

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Closing Cash Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer may obtain payment of the Net Adjustment Amount from the Escrow Fund (and for the avoidance of doubt, the Buyer may not obtain payment of the Net Adjustment Amount from any source other than the Escrow Fund), and within five (5) Business Days of the final determination of the Final Closing Statement pursuant to this Section 2.3 showing that the Net Adjustment Amount is negative, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent to release such amount from the Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement, and if the Net Adjustment Amount is less than the Escrow Amount, then the Escrow Agent shall release such remaining balance of the Escrow Amount from the Escrow Fund to the Seller, in accordance with the terms of the Escrow Agreement.

Section 2.4 Withholding. The Buyer, the Seller, the Companies, each of the Companies’ Subsidiaries, the Escrow Agent, and their respective agents and Affiliates shall be entitled to deduct and withhold from any consideration or amount payable or otherwise deliverable pursuant to this Agreement or any Ancillary Agreement (or related document) to any Person such amounts as they reasonably determine are required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax Law or other applicable Law; provided, however, that if Buyer reasonably determines that any deduction or withholding is required in respect of payments to Seller, Buyer shall provide Seller with at least five (5) days’ written notice of Buyer’s intent to withhold, and Buyer shall use commercially reasonable efforts to assist Sellers to reduce or eliminate such withholding (provided, for the avoidance of doubt, that delay of any payment on account of assistance in accordance with this Section 2.4 shall not be deemed a breach of any provision of this Agreement). To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of whom such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the corresponding sections or subsections of the disclosure letter of the Seller delivered to the Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedules”) and each of which disclosures shall clearly indicate the section and, if applicable, the subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent on the face of such disclosures without any reference to extrinsic documentation), and subject to Section 10.6, the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Companies and their respective Subsidiaries is (i) an entity duly incorporated, organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable, as set forth on
Section 3.1(a) of the Disclosure Schedules, and has full power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted, and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not and would not be expected to have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedules sets forth, for each Company and each Subsidiary of each Company: (i) the name of such entity, (ii) the jurisdiction in which such entity is incorporated or formed, (iii) such entity’s type, (iv) the names of the members of the board of directors or similar governing body of such entity, (v) the names and titles of each of the officers or managers of such entity, including each authorized signatory, and (vi) the ownership of such entity. Seller US Newco LLC, as of and since its formation, shall not have had any operations of any kind, any liabilities, assets (other than the equity of its Subsidiaries), or any employees, consultants, or other service providers.

(b) The Seller has heretofore made available to the Buyer a complete and correct copy of the Organizational Documents of each of the Companies and their respective Subsidiaries and such Organizational Documents are in full force and effect. None of the Companies or their respective Subsidiaries is in violation of any of the provisions of its Organizational Documents. The statutory registers of each of the English Companies are complete and accurate in all respects and have been maintained in accordance with the UK Companies Act 2006 (as amended) and each of the English Companies has made all necessary filings with the Registrar of Companies (Companies House).

Section 3.2 Authority. No proceedings on the part of the Companies or any of their respective Subsidiaries are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the Transactions contemplated hereby and thereby, subject to the receipt of the Requisite Seller Consent, do not and will not:

(i) conflict with or violate the Organizational Documents of the Companies and their respective Subsidiaries;

(ii) conflict with or violate any Law applicable to the Seller, the Companies or any of their respective Subsidiaries or by which any property or asset of the Seller, the Companies or any of their respective Subsidiaries is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, acceleration or cancellation of, allow the imposition or any fees or penalties or require the making of any payment, or result in the creation of any Encumbrance on any property, asset or right of the Seller, the Companies or any of their respective Subsidiaries pursuant to, any Material Contract to which the Seller, the Companies or any of their respective Subsidiaries is a party, or by which the Seller, the Companies or any of their respective Subsidiaries or any of their respective properties, assets or rights are bound or affected, except as would not be material to the Companies and their Subsidiaries.

(b) None of the Seller, the Companies or any of their respective Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller is or will be a party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, license or qualification of the Seller, the Companies or any of their respective Subsidiaries, except for (i) any filings required to be made under the Antitrust Laws, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (iii) any such filings, notices, authorizations, approvals, orders, permits or consents that would not, individually or in the aggregate, be material to the Companies and their Subsidiaries.

Section 3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedules sets forth a complete and accurate list of, as of the date hereof:

(i) all of the issued and outstanding Seller Units, each Seller Unitholder, the number (specifying whether vested or unvested), vesting schedule, class, and series of the Seller Units owned by each Seller Unitholder, and the amount of capital contributions made by each Seller Unitholder;

(ii) all of the issued and outstanding Company Units, including the number, class, series, and par value, if applicable, of the Company Units; and

(iii) for each Subsidiary of each Company (including each indirect Subsidiary), the name of such Subsidiary and the security interests of such Subsidiary, and the owner or owners of any security interests of such Subsidiary (by type and number).

(b) Other than as set forth on Section 3.4(a) of the Disclosure Schedules, none of the Seller, the Companies or their respective Subsidiaries has issued or agreed to issue any (i) limited liability company interest, ownership interest or other equity, voting or economic interest of the Seller, any Company or any of their respective Subsidiaries, (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of a limited liability company interest, share of capital stock or other equity, voting or ownership interest of the Seller, any Company or any of their respective Subsidiaries, (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Seller, any Company or any of their respective Subsidiaries or any other equity equivalent or equity-based award or right of the Seller, any

Company or any of their respective Subsidiaries, or (iv) bond, debenture or other Indebtedness of the Seller, any Company or any of their respective Subsidiaries having the right to vote or convertible or exchangeable for interests or securities having the right to vote. Any Company Unit that is subject to vesting conditions, whether time-based, performance-based, event-based or otherwise, shall become fully vested as of immediately prior to the Closing, such that no Company Units shall remain unpurchased or subject to vesting following the Closing.

(c) (i) There are no outstanding obligations of the Seller, Companies or any of their respective Subsidiaries to issue, sell, transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, any issued or unissued Company Units, ownership interests or other equity, voting or economic interests of the Companies or any of their respective Subsidiaries, and (ii) none of the Companies or any of their respective Subsidiaries is a party to or bound by any Contract with any of its members or other equity owners with respect to any ownership interests or other equity, voting or economic interests of the Companies or any of their respective Subsidiaries. All Company Units of each of the Companies and ownership interests or other equity of each of the Subsidiaries of the Companies that are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights.

Section 3.5 Equity Interests. Each outstanding share or other equity interest in each Subsidiary of each of the Companies is, free and clear of any Encumbrance (other than Permitted Encumbrances), (i) directly wholly owned by such Company or another Subsidiary of such Company, and (ii) indirectly wholly owned by the Seller.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the audited consolidated balance sheet of the Companies and their respective Subsidiaries as at December 31, 2018, and the related, audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial positions of the Companies and their respective Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Companies’ independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Companies and their respective Subsidiaries as at December 31, 2019 (the “Balance Sheet”), and the related consolidated statements of profits and losses (collectively referred to as the “Interim Financial Statements”), are attached as Section 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Companies and their respective Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects (or in the case of the English Companies, present a “true and fair view” (such term as used in the UK Companies Act 2006, as amended) of) the consolidated financial position, results of operations and cash flows of the Companies and their respective Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) Except (i) as and to the extent adequately accrued or reserved against on the face of the Financial Statements and the Interim Financial Statements (or the notes thereto), and (ii) liabilities or obligations under Material Contracts (other than liabilities arising as a result of a default or breach thereof) disclosed on the Disclosure Schedule to the extent such liabilities or obligations are readily apparent on the face of such Contracts, none of the Companies or any of their respective Subsidiaries has any liability or obligation, except for liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet.

(c) The accounts receivable as reflected on the Balance Sheet and as will be reflected in the Estimated Closing Statement arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges. Allowances have been prepared in accordance with GAAP consistently applied and in accordance with the Companies’ and their respective Subsidiaries’ past practices. The accounts receivable of each Company and its Subsidiaries arising after the date of the Balance Sheet and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of any Company or its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and the Seller has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by any Company or any of its Subsidiaries of any obligation or contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3.6(c) of the Disclosure Schedules sets forth an aging of the Companies’ and their respective Subsidiaries’ accounts receivable in the aggregate and by customer, and indicates the amounts of allowances.

Section 3.7 Absence of Certain Changes or Events.

(a) since the date of the Balance Sheet through the date hereof, the Companies and their respective Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice;

(b) since the date of the Financial Statements through the date hereof, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had a Material Adverse Effect; and

(c) since the date of the Balance Sheet through the date hereof, none of the Seller, the Companies or their respective Subsidiaries have done, caused or permitted any of the actions that, if taken prior to the date hereof, would have violated Section 6.1.

Section 3.8 Compliance with Laws; Permits.

(a) Each of the Companies and their respective Subsidiaries is and has been for the past five (5) years in compliance in all material respects with all Laws applicable to it. None of the Companies or their respective Subsidiaries nor, to the knowledge of the Seller, any of its, their or their directors, managers or executive officers, has received in past five (5) years, any written notice, order, complaint or other communication from any Governmental Authority that any of the Companies or their respective Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b) In the past five (5) years, none of the Companies or their respective Subsidiaries has, nor have any of their officers, directors, managers or employees nor, to the Seller’s knowledge, have any agents, distributors or third-party representatives, taken or failed to take any action, or engaged in any activity, practice or conduct, that would cause it to be in violation of any governmental rule relating to the prevention of bribery, corruption and/or kickbacks, including but not limited to, the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”) and the UK Bribery Act 2010, as amended (collectively, “Anti-Corruption Laws”). Each of the Companies and their respective Subsidiaries has for the past five (5) years complied with all Anti-Corruption Laws. In the past five (5) years, none of the Companies or any of their respective Subsidiaries has received any notice or communication from any Person that alleges a potential violation of any Anti-Corruption Laws, nor received a request for information from any Governmental Authority regarding Anti-Corruption Laws. Each of the Companies and their respective Subsidiaries has established reasonable and adequate internal controls and procedures intended to ensure compliance with Anti-Corruption Laws.

(c) None of the Companies or their respective Subsidiaries, directors, managers or officers nor any of their or their employees or agents is a Sanctions Target. The Companies and their respective Subsidiaries are, and during the past five (5) years, have at all times been, in compliance in all material respects with International Trade Laws.

(d) Each of the Companies and their respective Subsidiaries is in possession of, and Section 3.8(b) of the Disclosure Schedules sets forth a true and complete list of, as of the date hereof, all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Companies and their respective Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Companies and their respective Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened.

Section 3.9 Litigation. There is no Action pending or, to the knowledge of the Seller, threatened against the Companies or any of their respective Subsidiaries. There are no material unsatisfied judgments of any kind against any Company or any of its Subsidiaries. There is no Action by the Companies or any of their respective Subsidiaries pending, or any Action which the Companies or any of their respective Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedules sets forth, as of the date hereof, and on a country-by-country basis, a true and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, pension, deferred compensation, medical or dental insurance, accidental death & dismemberment insurance, short term disability insurance, long term disability insurance, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements to which the Companies or any of their respective Subsidiaries is a party, with respect to which the Companies or any of their respective Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by the Companies or any of their respective Subsidiaries for the benefit of any current or former Company Employees (collectively, the “Plans”).

(b) Each Plan referred to in Section 3.10(a) is in writing. The Seller has made available to the Buyer a true and complete copy of each such Plan and has delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination or opinion letters for each such Plan and the application materials submitted in connection with such determination letters, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan and (vi) all correspondence to or from any Governmental Authority with respect to any Plan in the past two (2) years.

(c) None of the Companies or any of their ERISA Affiliates has any direct or contingent liability with respect to, or has within the past six (6) years maintained, contributed to or been obligated to contribute to, any Plan or plan subject to Title IV of ERISA or Section 412 or 430 of the Code or any multiemployer plan (as defined in Section 3(37) of ERISA). No Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee or officer of the Companies or any of their respective Subsidiaries, except as required pursuant to Section 4980B of the Code or other applicable Laws. No Plan providing medical, disability or life insurance benefits to any current or former employee or officer of any Company or any of its Subsidiaries is self-funded.

(d) Each Plan is now and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Companies and their respective Subsidiaries has performed all material obligations required to be performed by it with respect to each Plan and is not in any material respect in default under or in violation under any Plan, nor does the Seller have any knowledge of any such default or violation by any other party to any Plan.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination or opinion letters are currently available that the Plan is so qualified. To the knowledge of the Seller, no fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan.

(g) There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Seller, threatened, with respect to any Plan or any related trust or other funding medium thereunder or with respect to any of the Companies or any Subsidiary of any Company as the sponsor or fiduciary thereof.

(h) Neither the execution of this Agreement nor the consummation of the Transactions could (either alone or together with any other event) (i) entitle any employee, director, officer, independent contractor or other service provider of the Companies or any of their respective Subsidiaries to severance pay or any material increase in severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee, director, officer, independent contractor or service provider, or create any rights in any such person.

(i) None of the Companies or any of their respective Subsidiaries is obligated to make any payments in connection with the execution and delivery of this Agreement or the consummation of the Transactions, including under any Plan, that could be “excess parachute payments” pursuant to Section 280G of the Code. None of the Companies or any of their respective Subsidiaries has any indemnity obligation for any Tax imposed pursuant to Section 409A or 4999 of the Code or their Canadian equivalent.

(j) None of the Companies or any of their respective Subsidiaries has (i) established an employee benefit trust or other arrangement with a third party pursuant to which such third party holds securities or other assets on trust for any Company Employee or Employees or (ii) made any loan or advance to any employee benefit trust.

(k) There are no stock option, stock purchase, restricted stock, or other equity-based incentive arrangements operated to which the Companies or any of their respective Subsidiaries is a party, with respect to which the Companies or any of their respective Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by the Companies or any of their respective Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by the Companies or any of their respective Subsidiaries for the benefit of any current or former Company Employees who are resident outside of the United States.

Section 3.11 Labor and Employment Matters.

(a) Section 3.11(a) of the Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list of all Company Employees, including, for each such person: (i) an anonymized identifier; (ii) entity with which such person is employed or engaged; (iii) country and city or state of employment; (iv) identification as either a full-time, part-time, or temporary employee or independent contractor; (v) the annual dollar amount of cash compensation (including wages, salary or fees, commissions, director’s fees, bonuses, consulting fees, and profit-sharing payments) payable to such person; (vi), dates of hire or engagement; (vii) title and function; (viii) visa status, if applicable; (ix) leave of absence status and expected date of return, if applicable; (x) with respect to Company Employees in the United States, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state law and or the law of any non-United States jurisdiction; (xi) with respect to Canadian Employees, a designation of whether or not they are exempt from the hours of work and overtime provisions of applicable employment standards legislation; provided, however, such information shall exclude other applicable information and be provided on an anonymized basis, if required by applicable Law. Seller has provided to Buyer’s outside legal counsel, prior to the execution of this Agreement and subject to applicable Law, a complete and accurate list identifying, for each anonymized identifier listed in the Disclosure Schedules, the name of the Company Employee corresponding to such anonymized identifier (which anonymized identifier shall be the same identifier used in respect of such Company Employee in Section 3.11(a)(i) of the Disclosure Schedules).

(b) No Company or any of its Subsidiaries is a party to any labor or collective bargaining Contract, works council, or similar agreement that pertains to any Company Employees. There are no, and have never been any, organizing activities or collective bargaining arrangements that could affect the Companies or any of their respective Subsidiaries with any labor organization or group of Company Employees, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Seller, seeking to represent any Company Employees. There have been no labor disputes, strikes, controversies, slowdowns, work stoppages, or lockouts threatened against or affecting the Companies or any of their respective Subsidiaries, nor are any such actions pending, or to the knowledge of the Seller, threatened against the Companies or any of their respective Subsidiaries. There are no pending or, to the knowledge of the Seller, threatened union grievances, unfair labor practice charges, or union representation questions involving any Company Employees before the National Labor Relations Board or any other Governmental Authority. There are no collective bargaining, consultation, or notification requirements with respect to the Company Employees required or imposed by applicable Legal Requirements with respect to the Transaction.

(c) The Companies and each of their respective Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment or applicable to any Company Employee in any jurisdiction, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, fringe benefits, sick leave, leave of absence rights, payment of wages, child labor, labor or employee relations, affirmative action, government contracting, hours of work, occupational safety and health, employee whistle-blowing, immigration, employee privacy, disability legislation, pay equity, and employment practices. The Companies and each of their respective Subsidiaries are not delinquent in any material payments to any of their employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, vacation pay, overtime pay, or other direct compensation for any service performed for them to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Companies and each of their respective Subsidiaries have paid all due and mature material social security payments relating to social securities, payable on the basis of the remuneration of Company Employees.

(d) No Company or any Subsidiary of any Company has implemented any “plant closing,” “mass layoff,” or other action that would reasonably be expected to require notification under the Federal Worker Adjustment and Retraining Notification (“WARN”) Act or any similar state or local Law or Law of any other jurisdiction, and no such “plant closing,” “mass layoff,” or action will be implemented before the Closing Date without advance notification to and approval of Buyer, and there has been no “employment loss” as defined by the WARN Act or similar law within the ninety (90) days prior to the Closing Date.

(e) All Company Employees who are not citizens or permanent residents of the country in which they work have provided documentation to a Company or a Subsidiary of a Company, as applicable, reflecting their authorization under applicable United States or foreign immigration laws to work in his or her current position.

(f) (i) To the knowledge of the Seller, no allegations of sexual harassment or misconduct have been made against (A) any executive, officer or director of the Companies or any of their respective Subsidiaries, or (B) within the prior five (5) years, any Company Employee who, directly or indirectly, supervises other Company Employees, and (ii) none of the Companies or any of their respective Subsidiaries have entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by an Company Employee, director, officer or other representative of any of the Companies or any of their respective Subsidiaries.

(g) (i) No contractor or consultant who is an individual should have been classified as an “employee” under applicable United States Law and/or pursuant to applicable Law of any other jurisdiction; (ii) the Companies and their respective Subsidiaries have never had any temporary or leased employees that were not treated and accounted for in all respects as employees; and (iii) all Company Employees have been correctly classified as exempt or non-exempt for purposes of the United States Fair Labor Standards Act and under any other similar Law of any state in the United States or non-United States jurisdiction, and overtime has been properly recorded and paid for all such Company Employees entitled to receive overtime under applicable Law.

(h) There are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other legal proceedings against the Companies or any of their respective Subsidiaries pending, or to the knowledge of the Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in any jurisdiction in connection with the employment or engagement of any current or former Company Employee, applicant or other individual service, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment-related matter arising under applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Companies or any of their respective Subsidiaries.

(i) No Company or any Subsidiary of any Company is a party to, or otherwise bound by, any settlement agreement or consent decree with, or citation by, any Governmental Authority in any jurisdiction relating to any current or former Company Employee or any employment practices of any of the Companies or their respective Subsidiaries.

(j) No officer or manager of any of the Companies or their respective Subsidiaries has provided written notice that he or she intends to terminate his or her employment relationship with the Companies or any of their respective Subsidiaries as a result of the Transactions, nor, to the knowledge of the Seller, does any officer or manager intend to terminate his or her employment relationship.

Section 3.12 Title to Assets. The Companies and their respective Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice. None of the assets owned or leased by the Companies or any of their respective Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and landlords’ liens or other like Encumbrances and security obligations that are not delinquent and are arising in the ordinary course of business of such Company or such Subsidiary consistent with past practice, (iii) statutory Encumbrances arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not delinquent, (iv) requirements and restrictions of zoning, building and other Laws, (v) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey with respect to the Leased Real Property and other Encumbrances of record, (vi) all servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, agreements and other matters of record) and other restrictions as to the use of the Leased Real Property that do not materially interfere with the use of the assets of the Companies or any of their respective Subsidiaries, (vii) all registered and unregistered municipal agreements and agreements with public and private utilities, provided the same have been complied with by the Companies and their respective Subsidiaries in all material respects to the Closing Date (collectively, “Permitted Encumbrances”). This Section 3.12 does not relate to real property or interests in real property, such items being exclusively the subject of Section 3.13, or to Company Intellectual Property, such items being exclusively the subject of Section 3.14.

Section 3.13 Real Property. No Company and no Subsidiary of any Company owns any real property. Section 3.13 of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all Leased Real Property. Each of the Companies and their respective Subsidiaries has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by any Company or any Subsidiary of any Company, and to the knowledge of the Seller, there exists no event which, with notice or lapse of time or both, would constitute a material default thereunder by the Companies or any of their respective Subsidiaries.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedules lists all material Company Products that are currently made generally commercially available by the Companies or any of their Subsidiaries.

(b) Section 3.14(b) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of (i) all Intellectual Property Rights that are currently registered with, or the subject of an application, certificate, filing, or other document issued by, filed with, or recorded by a Governmental Authority, including any and all pending applications to register any of the foregoing and all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patents, in each case that are owned by, filed in the name of, purported to be owned by or subject to a valid obligation of assignment to any Company or its Subsidiaries (whether owned exclusively, jointly with another Person, or otherwise) (“Registered IP”), (ii) the jurisdiction in which each item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in each item of Registered IP and the nature of such ownership interest, and (iv) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which any Company or its Subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Registered IP (other than routine office actions and other similar actions related to prosecution of applications of Registered IP in the ordinary course).

(c) The Registered IP is subsisting and the Registered IP that has registered or issued is valid and enforceable. No material Patent, Copyright, or Trademark application or registration included in the Registered IP has been abandoned or allowed to lapse, except where any Company or its Subsidiaries has done so in its reasonable business judgment. No interference, opposition, reissue, reexamination, or other legal proceeding is pending with respect to the Registered IP, and neither any of the Companies nor any of its Subsidiaries has received in the past two (2) years any written notice contesting or challenging the ownership, scope, validity, or enforceability of any Registered IP. All necessary registration, maintenance and renewal fees in connection with Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP.

(d) Section 3.14(d) of the Disclosure Schedules lists all licenses or Contracts pursuant to which any Intellectual Property Rights that are material to the Companies or any of their respective Subsidiaries are or have been licensed to the Companies or any of their respective Subsidiaries (other than (i) generally commercially available software in executable code or hosted form that is available for a cost of not more than U.S. $100,000 in the aggregate for all current users and workstations) and Open Source Software, (ii) nondisclosure agreements entered in the ordinary course of business, (iii) Contracts entered into with employees, contractors, or consultants of the Companies or any of their respective Subsidiaries in the ordinary course of business containing licenses incidental to the performance of services for, on behalf of, or for the benefit of the Companies or any of their respective Subsidiaries; and (iv) licenses for Technology that are preconfigured, preinstalled, or embedded on hardware or other equipment) (“Inbound Licenses”).

(e) Section 3.14(e) of the Disclosure Schedules lists, as of the date hereof, each material license or Contract to which the Companies or any of their respective Subsidiaries is a party or bound pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company

Intellectual Property (other than (i) nondisclosure agreements entered in the ordinary course of business; (ii) nonexclusive licenses or agreements to provide to customers of the Company Products entered in the ordinary course of business; and (iii) nonexclusive licenses granted to employees, contractors and consultants of the Companies or any of their respective Subsidiaries in the ordinary course of business incidental to the performance of services for, on behalf of, or for the benefit of the Companies or any of their respective Subsidiaries, including nonexclusive licenses of trademarks or advertising copy of any of the Companies or their respective Subsidiaries in connection with the marketing and promotion of the Company Products entered in the ordinary course of business) (“Outbound Licenses”).

(f) The Companies and their respective Subsidiaries have paid all necessary royalties, dues, fees and other payment required to be made and due by the Companies and their respective Subsidiaries to any third party in connection with the creation, performance or distribution of any Company Content.

(g) The Seller has made available to Buyer accurate copies of its current standard forms, if any, of the following types of Contract that are currently used by the Companies or their Subsidiaries in connection with their businesses: (i) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (iii) confidentiality or nondisclosure agreement; (iv) nonexclusive terms of service containing any license of or agreement to provide or distribute (on a hosted basis) Company Products; (v) author agreement containing assignment or license of Intellectual Property Rights with producers and creators of Company Content; and (vi) talent release containing any releases or waivers individuals’ (i.e., talent) rights (collectively, the “Standard Form Agreements”).

(h) The Companies and their respective Subsidiaries exclusively own all right, title and interest in and to the Owned Intellectual Property free and clear of Encumbrances other than Permitted Encumbrances. All Owned Intellectual Property is (and immediately following Closing will be) fully transferable, alienable and licensable by the Companies or their respective Subsidiaries (and/or Buyer, as applicable) without restriction and without payment of any kind to any third party. Neither the Companies, nor any of their respective Subsidiaries has: (i) transferred ownership of, or granted any exclusive license with respect to, any Owned Intellectual Property, or any Intellectual Property Rights in or to any Company Products that, but for such transfer or grant, would otherwise constitute Owned Intellectual Property; or (ii) permitted the rights of the Companies or any of their respective Subsidiaries in any Owned Intellectual Property that is, or was at the time, material to the Companies or their respective Subsidiaries to enter into the public domain.

(i) To the knowledge of the Seller, the Companies or their respective Subsidiaries own or otherwise hold rights to use all of the Intellectual Property Rights materially used in the operation of its business as currently conducted.

(j) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of any Company Intellectual Property, (ii) an Encumbrance or restriction on any Company Intellectual Property, (iii) a breach of any Inbound Licenses, (iv) the release or delivery of any Company Intellectual Property to any other Person, (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property, or (vi) any right of any third party to terminate or alter the Companies’ or any of their respective Subsidiaries’ rights in or to any Company Intellectual Property.

(k) Neither this Agreement nor the Transactions, including any assignment to Buyer by operation of law or otherwise of any Contracts or agreements to which the Company or any Subsidiaries is a party, will cause Buyer or any of its Affiliates (including Company and Subsidiaries), as a result of any Contract to which the Company or any of its Subsidiaries is a party: (i) to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer or such Affiliates, (ii) to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, including any that restrict the hiring or soliciting of potential employees, consultants or independent contractors through general solicitations of employment or engagement, or (iii) to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable in the absence of this Agreement or the transactions contemplated hereby.

(l) Each of the Companies and their respective Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in the Owned Intellectual Property and maintain the confidentiality of all information that constitutes a Trade Secret of the Companies or any of their respective Subsidiaries. To the knowledge of the Seller, no unauthorized disclosure of or access to any Trade Secrets included in, or that would, absent such unauthorized access or disclosure, be included in the Owned Intellectual Property has occurred. All Company Intellectual Property developed by or on behalf of the Companies or any of their respective Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created: (i) by employees of the Companies or their respective Subsidiaries acting within the scope of their employment; or (ii) other than incidental licenses in or to pre-existing or independently created technology that are not intended to be owned by the Company, by independent contractors of the Companies or any of their respective Subsidiaries pursuant to agreements containing (i) an assignment of Intellectual Property Rights arising during the course of their performance of services for the Company and its Subsidiaries or such Company or such Subsidiary has obtained a license or other valid right to use such Company Intellectual Property that is not material to the Companies or their respective Subsidiaries. No such independent contractors have asserted any of their moral rights in the Copyrights included among the Company Intellectual Property against any of the Companies or their respective Subsidiaries, nor have any of their respective contractors, agents or consultants involved in the creation or development of any such Copyrights.

(m) The Companies or their respective Subsidiaries own all right, title, and interest in and to all material Company Content that is or has been distributed or made available through the Company Products currently made generally available or the Companies or their respective Subsidiaries have obtained a license or other valid right to use such Company Content in the form and manner distributed or made available through such Company Products. No current or former Company Employee, author, producer, actor (voice or otherwise), model, artist or developer of the Companies or their respective Subsidiaries (i) has made any claim of ownership with respect to any Owned Intellectual Property, or (ii) has any claim, right (whether or not currently exercisable) or interest to or in any Owned Intellectual Property. No current Company Employee is: (A) bound by or otherwise subject to any Contract with a third Person restricting such Company Employee from performing such Company Employee’s duties for the Companies or their respective Subsidiaries; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such Company Employee’s activities as an employee or contractor of any of the Companies or their respective Subsidiaries. To the knowledge of the Seller, neither the employment of any employee, nor the use by the Companies or any of their respective Subsidiaries of the services of any consultant or independent contractor has subjected the Companies or their respective Subsidiaries to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for such Companies or their respective Subsidiaries, whether such liability is based on contractual or other legal obligations to such third party.

(n) The conduct of the business of the Companies and their respective Subsidiaries: (i) has not in the past infringed upon, misappropriated, or violated any Intellectual Property Rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, or violate any rights or rules of any union, guild or similar organization; and (ii) does not, and when conducted in substantially the same manner as currently conducted will not infringe upon, misappropriate or violate any Intellectual Property Rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Companies nor any of their Subsidiaries has received any written notice or claim in the past six (6) years asserting or suggesting that any such infringement, misappropriation or violation has occurred, including any letter or other communication suggesting or offering that the Companies or any of their respective Subsidiaries obtain a license to any Intellectual Property Right (including, without limitation, any Intellectual Property Rights embodied by any Content) of another Person in a manner that reasonably implies infringement or violation of such Intellectual Property Right. No infringement, misappropriation, or similar claim or Action involving or relating to any Intellectual Property Rights is pending or, to the knowledge of the Seller, threatened against the Companies or their respective Subsidiaries or, to the knowledge of the Seller, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Companies or any of their respective Subsidiaries with respect to such claim or Action.

(o) To the knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated within the last six (6) years, and no Person is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property. Section 3.14(o) of the Disclosure Schedules lists (and the Seller has made available to Buyer a complete and accurate copy of) each letter or other written or electronic communication, or correspondence or claim that has been sent or otherwise delivered to any other Person by the Companies or their respective Subsidiaries, or any Representative of the Companies or their respective Subsidiaries, regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property.

(p) The Companies and their respective Subsidiaries have purchased a sufficient number of licenses or seats for all software used by the Companies and their respective Subsidiaries that are material to the conduct of their business. There are and have been (i) no material failures, outages, substandard performances or other adverse effects with respect to the Company Systems or the Company Products; (ii) material security breaches of, or other material unauthorized access to, any Company Systems or the Company Products; (iii) no material bugs, defects or errors (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that have had an adverse effect on the use, functionality or performance of any Company System or the Company Products; or (iv) no “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code in any Company System of Company Product that is designed or intended to have, any of the following functions: (a) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q) Neither the Companies, nor any of their respective Subsidiaries have received any funding, or made use of any facilities or personnel, of any Governmental Authority or any public or private university, college or other educational or research institution to develop or create, in whole or in part, any Company Intellectual Property.

(r) None of the Companies or any of their respective Subsidiaries is now, or in the past three (3) years has been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Companies or their respective Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property. None of the Companies or any of their respective Subsidiaries is a party to any Contract with a standards body or any similar organization involving the license to the Companies or their respective Subsidiaries of “standards essential” Technology or Intellectual Property Rights, and none of the Companies or any of their respective Subsidiaries has any reasonable basis to believe that in the absence of such Contract, it has any liability therefor.

(s) Section 3.14(r) of the Disclosure Schedules lists, as of the date hereof: (i) each item of Open Source Software that is contained in, distributed with, linked with or used in the development of any software of the Companies or their respective Subsidiaries or from which any part of any software of the Companies or their respective Subsidiaries is derived; and (ii) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Software. No software of the Companies or their Subsidiaries is subject to, and no software of the Companies or their Subsidiaries contains, is linked with, derived from, is distributed with, or is being or was developed using, Open Source Software that is licensed under any Open Source License that imposes or could impose a requirement or condition that any software of the Companies or their Subsidiaries or any part thereof (except for the applicable, unmodified third party Open Source Software itself): (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge.

(t) No software source code of any Company Intellectual Property or Company Product (“Company Source Code”) has been delivered, licensed or made available by any of the Companies or their respective Subsidiaries to any escrow agent or other Person who is not, or was not, as of the date thereof, a current employee or contractor of the Companies or their respective Subsidiaries. None of the Companies or any of their respective Subsidiaries has a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the authorized delivery, license or disclosure of any Company Source Code by any of the Companies or their respective Subsidiaries to any other Person.

Section 3.15 Taxes.

(a) Each of the Companies and their respective Subsidiaries has (i) duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are accurate and complete in all material respects and have been prepared in compliance with all applicable Law, and (ii) fully and timely paid all material Taxes required to be paid by it (whether or not such Taxes were shown as due and payable on any Tax Return).

(b) Each of the Companies and their respective Subsidiaries has (i) withheld or collected (within the time and in the manner prescribed by Law) all material Taxes required to be so withheld or collected with respect to payments to employees, independent contractors, creditors, stockholders, members, customers and other Persons (and timely paid such Taxes over to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due), and (ii) timely filed accurate and complete material information Tax Returns to the extent required to be filed by each of the Companies or their respective Subsidiaries with respect thereto.

(c) The portions of the Balance Sheet relating to Taxes (i) are correct and complete in all material respects and were prepared in accordance with the books and records of the Companies and their respective Subsidiaries; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects (or in the case of the English Companies, present a “true and fair view” (such term as used in the UK Companies Act 2006, as amended) of) the consolidated financial position, results of operations and cash flows of the Companies and their respective Subsidiaries as at date of the Balance Sheet for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. None of the Companies or any of their respective Subsidiaries has any liability for material unpaid Taxes accruing after the date of the Balance Sheet except for Taxes arising in the ordinary course of business or resulting from transactions contemplated by this Agreement.

(d) The Seller has made available to Buyer complete and accurate copies of (i) all income Tax Returns filed in the U.S., Canada, and the U.K., in each case by any of the Companies or their Subsidiaries on or after January 1, 2016, (ii) all material VAT Tax Returns filed in Canada or the U.K, in each case by any of the Companies or their Subsidiaries on or after January 1, 2017, (iii) all IRS Forms 8832 filed by the Companies or any of their respective Subsidiaries, and (iv) all examination reports and statements of deficiencies, adjustments and proposed deficiencies in respect of material Taxes or Tax Returns of any of the Companies or their respective Subsidiaries, in each case issued by a Governmental Authority to any of the Companies or their Subsidiaries, received on or after December 31, 2015. Each of the Tax Returns made available to Seller and described in this Section 3.15(d) are true, accurate, and complete and have not been amended (other than with respect to Tax Returns for which an amended Tax Return was also made available to Seller).

(e) There are no (i) unpaid asserted or threatened deficiencies or assessments in writing regarding Taxes from any Governmental Authority against the Companies or any of their respective Subsidiaries, (ii) past or ongoing claims, audits, enquiries, discoveries or examinations with respect to any Tax or Tax Return of the Companies or any of their respective Subsidiaries by any Governmental Authority that have not been resolved in full, and no such claim, audit, enquiry, discovery or examination is threatened for which the Companies or any of their respective Subsidiaries has received written (or, to the knowledge of the Seller, oral) notice, or (iii) outstanding closing agreements, advance pricing agreements, ruling requests, requests to consent to change a method of accounting, subpoenas issued to the Companies or their respective Subsidiaries or requests for information issued to the Companies or their respective Subsidiaries with or by any Governmental Authority principally with respect to Taxes of the Companies or any of their respective Subsidiaries. Since January 1, 2017, none of the Companies or any of their respective Subsidiaries has, in any jurisdiction outside of its country of incorporation, organization or formation or any jurisdiction in which the Companies or any respective Subsidiaries file Tax Returns or pay Taxes or any jurisdiction where the Companies or any of their respective Subsidiaries have not yet been required to file a Tax Return or pay Taxes, (x) “engaged in a trade or business within the United States” within the meaning of Section 864 of the Code (or any corresponding or similar provision of non-U.S. income Tax Law) or (y) had a permanent establishment (within the meaning of an applicable income Tax treaty).

(f) None of the Companies or any of their respective Subsidiaries has received any written (or to knowledge of the Seller, oral) notice from a Governmental Authority in a jurisdiction where it does not file a Tax Return that such Company or such Subsidiary is or may be subject to taxation by that jurisdiction or is or may be required to file a Tax Return.

(g) There are no material Encumbrances for Taxes against any of the assets of the Companies or any of their respective Subsidiaries other than Permitted Encumbrances.

(h) None of the Companies or any of their respective Subsidiaries has granted, and none is currently or has been subject to, any waiver or extension of the period of limitations for the assessment of Tax for any taxable period with any Governmental Authority (which waiver or extension is still in effect) (other than an extension arising solely as the result of a valid extension of the due date of a Tax Return obtained in the ordinary course of business).

(i) None of the Companies or any of the Subsidiaries of the Companies will be required to include any material item of income in taxable income for any Post-Closing Tax Period as a result of any (i) pursuant to Section 481 of the Code (or any corresponding or similar provisions of state, local or non-US. Tax Law) as the result of a change in method of accounting made by a Company or any of its Subsidiaries prior to the Closing, or use of an improper method of accounting, for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed by a Company or any of its Subsidiaries before the Closing, (iii) installment sale made or open transaction entered into by a Company or any of its Subsidiaries before the Closing Date outside the ordinary course of business, (iv) prepaid amount received or deferred revenue accrued by a Company or any of its Subsidiaries on or before the Closing Date outside the ordinary course of business, or (v) election under any of Sections 108(i) or 965(h) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) made by a Company or any of its Subsidiaries prior to the Closing. Each of the Companies and their respective Subsidiaries uses the accrual method of accounting for income Tax purposes.

(j) None of the Companies or any of their respective Subsidiaries (i) is a party to any Tax allocation, sharing, indemnity or similar agreement, or (ii) has any potential liability for the Taxes of any Person as a transferee or successor, by Contract or otherwise, except, in each case, for any Contract entered into in the ordinary course of business no principal purpose of which relates to Taxes.

(k) None of the Companies or any of their respective Subsidiaries has (i) been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than, in each case, any such group, the common parent of which is Vector Talent, LLC, Saba Software, Inc., Lumesse Holdings B.V., Saba Canada., or any of their Subsidiaries), (ii) any liability for Taxes of any Person (other than the Companies and their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 or any corresponding provision of state, local or foreign Tax Law applicable to the Companies and their respective Subsidiaries, or (iii) are a party to any joint venture, partnership or other Contract or arrangement that is treated as a partnership for U.S. federal or non-U.S. income Tax purposes.

(l) None of the Companies or any of their respective Subsidiaries has (i) participated in any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or (ii) entered into any notifiable arrangements for the purposes of Part 7 of the U.K. Finance Act 2004 or Council Directive (EU) 2018/822 of the European Union, any notifiable contribution arrangement for the purpose of the U.K. National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the U.K. Value Added Tax 1994 or Schedule 17F to the U.K. Finance (No.2) Act 2017. Each of the Companies and their respective Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(m) Within the last three (3) years, none of the Companies or any of its Subsidiaries has distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(n) None of the Company Units are “United States real property interests” within the meaning of Section 897(c)(1) of the Code (including, in the case of any Company that is a disregarded entity for U.S. federal income tax purposes, the equity of the first regarded Subsidiary of such Company). None of the Company Units constitute “taxable Canadian property” to the Seller within the meaning of the Income Tax Act (Canada).

(o) Other than Non-U.S. Entities owned directly or indirectly by Saba Software, Inc., none of the Non-U.S. Entities is a “controlled foreign corporation” as defined in Section 957 of the Code. No U.S. Entity would be required to include more than $8,000,000 as income under Sections 951 and Section 951A of the Code for the taxable year of such U.S. entity that includes the Closing Date were the taxable years of the U.S. Entities and any Non-U.S. Entities in which it directly or indirectly owns interests deemed to close on the Closing Date (calculated in accordance with Section 7.1), ignoring for this purpose any transaction effected by the Buyer or its Affiliates after the Closing.

(p) Each of the Companies and their respective Subsidiaries is in material compliance with the requirements for any applicable Tax holidays or incentives that are not automatically available to other taxpayers and require a special application to and approval from a taxing authority, and none of the Tax holidays or incentives will be jeopardized by the Transactions. Each of the Companies and their respective Subsidiaries is in material compliance with all applicable Tax transfer pricing Laws and regulations.

(q) None of the Seller Units are nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

(r) No Tax ruling, clearance or consent has been issued to any of the Companies or their respective Subsidiaries, and none of them has applied for any Tax ruling, clearance or consent, in each case outside the ordinary course of business and to the extent that such ruling, clearance or consent would apply to any Tax period (or portion thereof) of such Company or Subsidiary beginning after the Closing Date. To the extent required by applicable Law, each of the Companies and their respective Subsidiaries have timely filed all material reports and have created and/or retained all material records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any foreign Tax Law). None of the Companies or any of their respective Subsidiaries has transferred intangible property the transfer of which is subject to the rules of Section 367(d) of the Code. None of the Companies or any of their respective Subsidiaries is subject to any gain recognition agreement under Section 367 of the Code.

(s) Each of the Companies and their respective Subsidiaries (i) is, where it is required by applicable Law to have been so registered, a duly registered taxable person registered for the purposes of any material value added, sales, use or similar Tax, and (ii) is not, nor has in the last three (3) years been, wholly or partly exempt for such purposes.] Each of the Companies and their respective Subsidiaries has collected, remitted and reported to the appropriate Tax authority all material sales, use and value added Taxes required to be so collected, remitted or reported by such Company or Subsidiary pursuant to all applicable Tax Laws. Each of the Companies and their respective Subsidiaries has complied in all material respects with all applicable Tax Laws relating to record retention and to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption.

(t) Except for the Companies and their Subsidiaries indicated in Section 3.1(a) of the Disclosure Schedule, none of the Companies or any of their respective Subsidiaries has any direct or indirect equity interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes. Except for Vector Talent Holdings LLC, Seller US Newco LLC and Lumesse Finco LP, each of the Companies and their respective subsidiaries is a corporation for U.S. federal income Tax purposes. Each of Vector Talent Holdings LLC and Seller US Newco LLC is a disregarded entity, and Lumesse Finco LP is a partnership, in each case for U.S. federal income Tax purposes.

(u) The Company has delivered or made available to Buyer or Buyer’s representatives accurate and complete copies of any formal written analysis (whether in final or draft form) that were prepared on behalf of, and delivered to, any of the Companies or their Subsidiaries by a third-party Tax advisor regarding whether any of the tax attribute carryforwards of the Companies and their respective Subsidiaries (including, but not limited to, net operating losses and tax credits) are subject to limitation pursuant to Sections 382, 383 or 384 of the Code.

(v) None of the Companies or any of their respective Subsidiaries has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any of the Companies or their respective Subsidiaries had operations which are reportable under Section 999 of the Code.

(w) Neither the signing of this Agreement, nor any event, matter or thing contemplated by this Agreement, will result in any profit or gain being deemed to accrue to any of the Companies or any of their respective Subsidiaries for Tax purposes under: (i) section 179 of the U.K. Taxation of Chargeable Gains Act 1992; (ii) sections 345 and 346 of the U.K. Corporation Tax Act 2009 (“CTA 2009”); (iii) sections 630-632 (inclusive) of the CTA 2009; (iv) section 780 or 785 of the CTA 2009 (or under paragraph 58 or 60 of Schedule 29 to the U.K. Finance Act 2002).

(x) None of the Companies, nor any of their respective Subsidiaries, which is within the scope of UK Tax and a close company within the meaning of section 439 of the U.K. Corporation Tax Act 2010 (“CTA 2010”) has made a loan or advance within sections 455, 459 or 460 CTA 2010 to a participator which was outstanding at the date of the Balance Sheet, and no such loan or advance has been agreed to be made.

(y) No person has acquired a right to acquire shares, stock or securities, or has acquired any shares, stock or securities, which in either case has given or may in connection with this Agreement give rise to a liability in respect of U.K. income tax or National Insurance contributions (or other payroll or social security Taxes) on any of the Companies or any of their respective Subsidiaries upon the exercise of that right or upon the acquisition or disposal of those shares or securities or upon the lifting of any restrictions in relation to them.

(z) There is no instrument to which any Company (or any Subsidiary of such Company) is a party and which is necessary to establish the relevant Company’s (or Subsidiary’s) rights or title to any asset, which is or could (if such instrument were brought into the U.K.) be liable to U.K. stamp duty (or any similar duty or Tax in a jurisdiction outside the U.K.) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.

Section 3.16 Material Contracts.

(a) None of the Companies or any of their respective Subsidiaries is a party to or is bound by any Contract, including any oral or verbal Contract, of the following nature (such Contracts as are required to be set forth on Section 3.16(a) of the Disclosure Schedules being “Material Contracts”):

(i) any Contract with any of the Top Customers;

(ii) any Contract with any of the Top Suppliers;

(iii) any Contract relating to or evidencing Indebtedness;

(iv) any Contract with any Related Party of the Companies or any of their respective Subsidiaries, other than employment Contracts;

(v) any Contract (A) pursuant to which any other Person is granted exclusive rights to the Owned Intellectual Property, (B) that limits, or purports to limit, the ability of the Companies or any of their respective Subsidiaries or any of their successors, assigns or Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time, (C), that restricts the right of the Companies or their respective Subsidiaries or any of their successors, assigns or Affiliates to sell to or purchase from any Person or to hire any Person, or (D) that grants the other party or any third Person “most favored nation” status;

(vi) any Contract pursuant to which the Companies or any of their respective Subsidiaries is the lessee or lessor of, or holds, uses or makes available for use to any Person, (A) any real property, or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of U.S. $500,000;

(vii) any Contract (A) for the sale or purchase of any real property, or (B) for the sale or purchase of any tangible personal property in an amount in excess of U.S. $250,000;

(viii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Companies, any of their respective Subsidiaries or any predecessor Person(s), other than as entered into in the ordinary course of business;

(ix) any joint venture of the Companies or any of their respective Subsidiaries, merger, asset or stock purchase or divestiture Contract relating to the Companies or any of their respective Subsidiaries;

(x) all Inbound Licenses required to be disclosed under Section 3.14(d) of this Agreement;

(xi) all Outbound Licenses required to be disclosed under Section 3.14(e) of this Agreement;

(xii) any material distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract;

(xiii) any material Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or the payment of royalties to any other Person related to the distribution of Company Products;

(xiv) any Contract providing for the development of any material Technology or material Intellectual Property Rights, independently or jointly, either by or for the Companies or their respective Subsidiaries (other than employee invention assignment agreements and consulting agreements entered into in the ordinary course of business);

(xv) any settlement agreement with respect to any Action;

(xvi) any collective bargaining agreement or other Contract with any labor union, works council, or similar organization;

(xvii) (A) With respect to Company Employees in a jurisdiction that recognizes at-will employment, any Contract for the employment or engagement of any Company Employee that is not immediately terminable by any Company or an applicable Subsidiary at-will without notice, severance, cost or liability; and (B) with respect to Company Employees in jurisdictions that do not recognize at-will employment, any Contract for the employment or engagement of any Company Employee that provides for severance, notice, or similar benefits other than the minimum amounts required by applicable Law;

(xviii) any separation agreement or settlement agreement with any current or former Company Employee, under which any of the Companies or their respective Subsidiaries has any current actual or potential liability or obligation, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Authority;

(xix) any Contract providing for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit that will become due to any Company Employee or other Person as a result of any of the transactions contemplated by this Agreement;

(xx) any Contract for the employment or engagement of any Company Employee in a jurisdiction that recognizes at-will employees that is not immediately terminable by any Company or an applicable Subsidiary at-will without notice, severance, cost or Liability;

(xxi) any hedging, futures, options or other derivative Contract;

(xxii) any Contract with any Governmental Authority or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order;

(xxiii) any Contract pursuant to which the Seller, any Company or any Subsidiary of any Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise;

(xxiv) any Contract pursuant to which the Seller, any Company or any Subsidiary of any Company has any material ownership interest in any other Person; or

(xxv) any Contract that results in any Person holding a power of attorney from the Companies or any of their respective Subsidiaries that relates to the Companies, any of their respective Subsidiaries or any of their respective businesses.

(b) Each Material Contract is in written form and is a legal, valid, binding and enforceable agreement of a Company or its Subsidiary party thereto, and to the knowledge of the Seller, each of the other parties thereto, and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Principles”). There exists no material default or material event of default or event, occurrence, condition or act, with respect to any Company or any of its Subsidiaries or to the knowledge of the Seller, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or material event of default under any Material Contract, or (ii) give any third party (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of a Company or Subsidiary of a Company under any Material Contract, or (D) the right to cancel, terminate or modify in any material respect any Material Contract. None of the Companies nor any of their Subsidiaries have received any written claim, or to the knowledge of the Seller, any other claim, of any such material breach, material violation or material default with respect to any Material Contract. There have been no Actions in connection with or indemnification claims or representation and warranty claims made under any Material Contract listed or required to be listed under Section 3.16(a)(xxiii), and any insurance policy obtained in connection with any such Material Contract will be in full force and effect at and immediately after the Closing. The Seller has made available to the Buyer true and complete copies of all Material Contracts as of the date hereof.

Section 3.17 Affiliate Interests and Transactions.

(a) No Related Party of any of the Seller, the Companies or any of their respective Subsidiaries: (i) to the knowledge of the Seller, owns or has owned, directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of the Companies or any of their respective Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Companies or any of their respective Subsidiaries uses or has used in or pertaining to the business of the Companies or any of their respective Subsidiaries; or (iii) has or has had any business dealings in any transaction with the Companies or any of their respective Subsidiaries or involving any assets or property of the Companies or any of their respective Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) There are no Contracts by and between the Companies or any of their respective Subsidiaries, on the one hand, and any Related Party of any of the Seller, the Companies or any of their respective Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Companies or any of their respective Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) There are no outstanding notes payable to, accounts receivable from or advances by the Companies or any of their respective Subsidiaries to, and none of the Companies or any of their respective Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of any of the Seller, the Companies or any of their respective Subsidiaries.

Section 3.18 Customers and Suppliers.

(a) Section 3.18(a) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of the top twenty (20) customers of the Companies and their respective Subsidiaries by aggregate revenues for the twelve (12) month periods ended December 31, 2018 and December 31, 2019 (“Top Customers”). The Companies and their respective Subsidiaries have no outstanding material disputes concerning products and/or services with any Top Customer. None of the Companies or their respective Subsidiaries has received any information from any Top Customer that such Top Customer will not continue as a customer of the Companies or any of their respective Subsidiaries (or Buyer) after the Closing or that such Top Customer intends to terminate existing Contracts with the Companies or any of their respective Subsidiaries (or Buyer).

(b) Section 3.18(b) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of the top twenty (20) suppliers of the Companies and their respective Subsidiaries based on amounts paid or payable with respect to such periods for the twelve (12) month period ended December 31, 2018 and the twelve (12) month period ended December 31, 2019 (“Top Suppliers”). The Companies and their respective Subsidiaries have no outstanding material disputes concerning products and/or services with any Top Supplier. None of the Companies or their respective Subsidiaries has received any information from any Top Supplier that such Top Supplier will not continue as a supplier of the Companies or any of their respective Subsidiaries (or Buyer) after the Closing or that such Top Supplier intends to terminate existing Contracts with the Companies or any of their respective Subsidiaries (or Buyer).

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Seller, the Companies or any of their respective Subsidiaries.

Section 3.20 Privacy and Security.

(a) The Companies and their respective Subsidiaries comply, and during the past five (5) years have complied, in all material respects, with (i) all applicable Privacy and Security Requirements governing the receipt and Processing of Personal Information and Customer Data and the provision of their respective products and services and (ii) all of their respective policies regarding privacy and data security, including all Business Privacy Policies (as defined in Section 3.20(b) below) and similar disclosures published on their respective websites or otherwise communicated to third parties. The Companies and their respective Subsidiaries have implemented and have at all times during the past five (5) years maintained commercially reasonable measures that provide assurance that the Companies and their respective Subsidiaries comply with Privacy and Security Requirements and that the Companies and their respective Subsidiaries will not acquire, fail to secure, or Process such Personal Information or Customer Data in a manner that (1) violates Privacy and Security Requirements, (2) is inconsistent with any notice to or consent from the provider of Personal Information or Customer Data, (3) violates any policy adopted by the Companies and their respective Subsidiaries, (4) breaches any commitment in any Contract made by the Companies and their respective Subsidiaries that is applicable to such Personal Information or Customer Data, or (5) violates any Business Privacy Policies.

(b) True and correct copies of all applicable current internal and customer or user-facing statements of the Companies’ and their respective Subsidiaries’ policies and practices, regarding the Processing of Customer Data or Personal Information or otherwise pertaining to the privacy of any individual (collectively, “Business Privacy Policies”) have been provided to Buyer. The Companies and their respective Subsidiaries have at all times, posted Business Privacy Policies on their respective websites, mobile applications, or in a location as required under applicable Privacy and Security Requirements. The Companies and their respective Subsidiaries have complied with all Business Privacy Policies and requirements in any Contract related to Customer Data and Personal Information. No disclosures made or contained in any Business Privacy Policy have been inaccurate, misleading, or deceptive (in any case, including by omission), or in violation of any Privacy and Security Requirements. When used by a customer or user for their intended purpose, the products and services of the Companies and their respective Representatives will not cause the customer or user to violate any Privacy and Security Requirements.

(c) None of the Companies or any of their respective Subsidiaries have received any, and, to the Seller’s knowledge, there is no complaint, audit, proceeding, investigation, or claim currently pending against, the Companies or their respective Subsidiaries by (i) any private party, or (ii) any Governmental Authority, relating to the Processing of Personal Information or Customer Data by the Companies or their respective Subsidiaries, or the Companies’ and their respective Subsidiaries’ data protection or information security practices. None of the Companies or any of their respective Subsidiaries has received, and the Companies and their respective Subsidiaries have no knowledge of any circumstance that has given rise to or would reasonably be expected to give rise to any notice, complaint, warrant, judicial order, regulatory opinion, inquiry or investigative demand regarding the Companies’ and their respective Subsidiaries’ Processing of Personal Information or Customer Data or the Companies’ and their respective Subsidiaries’ data protection or information security practices. None of the Companies or any of their respective Subsidiaries has received any notice, judicial order, regulatory opinion, or inquiry, and none of the

Companies or any of their respective Subsidiaries has knowledge of any circumstance, (1) alleging or confirming non-compliance with any applicable Privacy and Security Requirements or Business Privacy Policies; (2) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (3) permitting or mandating any Governmental Authority to investigate, requisition information from, or enter the premises of the Companies and their respective Subsidiaries. None of the Companies or any of their respective Subsidiaries has acted or failed to act in a manner that would trigger a notification or reporting requirement to any Person or Governmental Authority under any applicable Privacy and Security Requirements related to the Processing of Personal Information. The Companies and their respective Subsidiaries do not sell, rent, or otherwise make available to third parties, other than service providers in the provision of services to Companies or their respective Subsidiaries, any Customer Data or Personal Information.

(d) The Companies and their respective Subsidiaries have established and maintain written information security policies and programs that govern the collection and Processing of Sensitive Company Information and that are designed to protect the Companies’ and their respective Subsidiaries’ information technology systems (collectively, the “Security Policies”). The Companies and their respective Subsidiaries comply, and during the past five (5) years have complied, in all material respects, with such Security Policies. The Security Policies are designed to: (i) identify internal and external risks to the security of the information technology systems and Sensitive Company Information; (ii) implement appropriate administrative, organizational, technical, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of the information technology systems and Sensitive Company Information; (iii) protect against unauthorized access to the information technology systems and Sensitive Company Information (including on the systems of third parties with access to Sensitive Company Information); (iv) maintain notification procedures in compliance with the Privacy and Security Requirements in the case of any breach of security that actually compromises or is reasonably suspected to compromise the information technology systems or Customer Data or Personal Information; and (v) comply with all applicable Privacy and Security Requirements. The Seller has made available to the Buyer true, complete and accurate copies of such Security Policies. The Company and its Subsidiaries have implemented and routinely tested commercially standard business continuity and disaster recovery plans relating to such the information technology systems and Sensitive Company Information.

(e) The Company contractually obligates, and at all times during the past five (5) years has contractually obligated, third parties that Process Sensitive Company Information to comply with the Security Policies, the Companies’ and their respective Subsidiaries’ obligations under Privacy and Security Requirements, and the Companies’ and their respective Subsidiaries’ other obligations in any Contract, including any confidentiality obligations with respect to Sensitive Company Information. The Seller, the Companies and their respective Subsidiaries have no knowledge that any such third parties, in their provision of services to Company or the Subsidiaries, have breached or failed to comply with relevant contractual obligations, Security Policies, Business Privacy Policies, applicable Laws, or Privacy and Security Requirements.

(f) The Companies and their respective Subsidiaries use, and during the past five (5) years have used, in all material respects, commercially reasonable methods and technology to secure Sensitive Company Information and the Companies’ and their respective Subsidiaries’ information technology systems from loss, theft, unauthorized Processing, or modification, and such methods and technology comply, in all material respects, with Privacy and Security Requirements, the Business Privacy Policies, and the Security Policies. Such methods and technology are designed to ensure the confidentiality, integrity, and availability of Sensitive Company Information and the Companies’ and their respective Subsidiaries’ information technology systems. The Companies and their respective Subsidiaries have not experienced any material Data Security Incident within the past five (5) years. The Companies and their respective Subsidiaries have made all notifications to Persons, Governmental Authorities, customers, individuals or other third parties required by Law to be made by any Company or any Subsidiary of any Company by any Privacy and Security Requirements or Contracts arising out of or relating to any Data Security Incident with respect to any Personal Information within their custody or control.

(g) The Companies and their respective Subsidiaries have: (i) provided adequate notice and obtained any necessary consents required for the Processing, of Personal Information and Customer Data under Privacy and Security Requirements, the Security Policies and Business Privacy Policies, (ii) complied with any Contract, agreement, permit, license or other obligation regarding the collection, Processing, recording, organization, storage, adaption or alteration, retrieval, consultation, or combination of Personal Information and Customer Data; and (iii) abided by any applicable opt-outs related to Personal Information and Customer Data.

(h) The Companies and their respective Subsidiaries hold all applicable permits and licenses, and have made all applicable governmental filings required under Privacy and Security Requirements to Process Personal Information. Where required by Privacy and Security Requirements, the Companies and their respective Subsidiaries have established and implemented a legal basis for the cross-border transfer of Personal Information and Customer Data. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the Transactions, nor Company or Buyer’s possession of the Customer Data, Personal Information or any data or information in the information technology systems, will result in any material violation of any Business Privacy Policy or any Privacy and Security Requirements. The use of the Customer Data, Personal Information or any data or information in the information technology systems, by Buyer on the Closing Date (after giving effect to the transactions contemplated by this Agreement) does not result in any material violation of any Business Privacy Policy or any Privacy and Security Requirements so long as such use is materially consistent with Company’s current uses.

Section 3.21 Insurance. Section 3.21 of the Disclosure Schedules lists as of the date hereof, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, or Company Employees (in such capacities as Company Employees) of any Company or its Subsidiaries, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims in the last five years for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and each Company and each applicable Subsidiary are otherwise in material compliance with the terms of such policies and bonds.

Section 3.22 No Other Representations. Other than the representations and warranties made in this Article III, Article IV, the Ancillary Agreements and the certificates delivered pursuant to Article VIII, none of the Seller, its Affiliates or any of their respective Representatives has made any representation or warranty, express or implied, at law or in equity, in respect of the Company Units, the Companies or their respective Subsidiaries, the properties or assets of the Companies or their respective Subsidiaries or the business of the Companies or their respective Subsidiaries, including as to (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Companies or any of their respective Subsidiaries by the Buyer after the Closing; or (C) the probable success or profitability of the Companies or any of their respective Subsidiaries after the Closing, and any such representations or warranties are expressly disclaimed; and other than with respect to the representations and warranties made in Article III and Article IV, the Ancillary Agreements, and the certificates delivered pursuant to Article VIII, none of the Seller, its Affiliates or any of their respective Representatives has made any representation or warranty relating to the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Companies and their respective Subsidiaries, including any information, documents or materials made available to the Buyer, its Affiliates or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Buyer or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement and (iii) other than with respect to the representations and warranties made in Article III and Article IV, the Ancillary Agreements, and the certificates delivered pursuant to Article VIII, none of the Seller, its Affiliates or any of their respective Representatives has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Buyer, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies and their respective Subsidiaries or their respective businesses (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Buyer, its Affiliates or any of their respective representatives or any other Person, and any such other representations or warranties are expressly disclaimed.

Section 3.23 Buyer’s Representations. The Seller hereby acknowledges and agrees that other than the representations and warranties made in Article V, and the Ancillary Agreements and the certificates delivered under Article VIII, none of the Buyer, its Affiliates or any of their respective Representatives has made, and Seller has not relied upon, any representation or warranty, express or implied, at law or in equity, in respect of the Buyer Common Stock, the Buyer, its respective Subsidiaries, the properties or assets of the Buyer or its Subsidiaries or the business of the Buyer or its Subsidiaries, including as to (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Buyer or any of its Subsidiaries; or (C) the probable success or profitability of the Buyer or its Subsidiaries (including the Companies and their respective Subsidiaries after the Closing); (i) other than with respect to the representations and warranties made in Article V, and the Ancillary Agreements and certificates delivered under Article VIII, none of the Buyer, its Affiliates or any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Seller, its Affiliates or any other Person resulting from the distribution to the Seller, its Affiliates or their respective Representatives of, or the Seller’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Buyer and its Subsidiaries, including any information, documents or materials made available to the Seller, its Affiliates or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Seller or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement and (ii) other than the representations and warranties made in Article V, and the Ancillary Agreements and the certificates delivered under Article VIII, none of the Buyer, its Affiliates or any of their respective Representatives has made or makes, and the Seller has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Seller, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Buyer, its Subsidiaries or their respective businesses (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Seller, its Affiliates or any of their respective representatives or any other Person, and any such other representations or warranties are expressly disclaimed.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules (and each of which disclosures shall clearly indicate the section and, if applicable, the subsection of this Article IV to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent on the face of such disclosures without any references to extrinsic documentation)), the Seller hereby represents and warrants to the Buyer as follows:

Section 4.1 Organization. The Seller is duly formed, organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full, exempted limited partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authority. The Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller, the Companies and their respective Subsidiaries of the Transactions has been approved by: (i) resolutions duly adopted unanimously by all members of the board of managers of the Seller (the “Seller Board Approval”) and (ii)

written consent of Major Investors holding at least fifty and one-hundredths percent (50.01%) of the aggregate issued and outstanding Class A Units then held by all Major Investors (the “Requisite Seller Consent”). Other than the Seller Board Approval and the Requisite Seller Consent, no other votes, approvals or consents on the part of the Seller, any Company, any of its Subsidiaries and/or any of the Seller Unitholders are necessary under the Laws under which the Seller or the Companies or their Subsidiaries are organized, any of the Organizational Documents or any Contracts to which the Seller, any Company or any of its Subsidiaries is a party to adopt this Agreement and approve the Transactions. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller, in accordance with their respective terms subject to the Bankruptcy and Equity Principles.

Section 4.3 No Conflict; Required Consents.

(a) The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the Transactions, do not and will not:

(i) conflict with or violate the Organizational Documents of the Seller;

(ii) conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, acceleration or cancellation of, allow the imposition or any fees or penalties or require the making of any payment, or result in the creation of any Encumbrance on any property, asset or right of the Companies or any of their respective Subsidiaries pursuant to, any Material Contract to which the Seller is a party or by which the Companies or any of their respective Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the Transactions, except for (i) any filings required to be made under the Antitrust Laws, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (iii) any such filings, notices, authorizations, approvals, orders, permits or consents that would not, individually or in the aggregate, be material.

Section 4.4 Company Units. The Seller is, or with respect to Seller US Newco LLC will be at Closing, the record and beneficial owner of all of the Company Units, free and clear of any Encumbrance. There is no owner of any Company Units other than Seller. The Seller has the right, authority and power to sell, assign and transfer the Company Units to the Buyer. Upon delivery of a stock transfer form or other transfer instrument in respect of the Company Units at the Closing, the Buyer shall acquire the Company Units free and clear of any Encumbrance other than any Encumbrances created by the Buyer.

Section 4.5 Tax Matters. The Seller is a foreign partnership for U.S. federal income tax purposes.

Section 4.6 Investment Representations.

(a) The Seller understands and acknowledges that the Buyer Shares will not be registered under the Securities Act at the time of issuance by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations set forth in this Agreement.

(b) The Seller is acquiring the Buyer Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, except to an owner of Seller Units in accordance with Section 6.17(a), and the Seller has no present intention of selling, grant any participation in, or otherwise distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no contract, undertaking, agreement or arrangement with any person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law.

(c) The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of acquiring and owning Buyer Shares. The Seller is and at the Closing will be an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Seller has not been organized for the purpose of acquiring any shares of Buyer Common Stock.

(d) The Seller understands and acknowledges that its investment in the Buyer Shares involves a high degree of risk and has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Stock Consideration.

(e) The Seller has had full access to the most recent quarterly report of the Buyer on Form 10-Q and annual report on Form 10-K filed by the Buyer with the SEC. The Seller has had an opportunity to ask questions of, and receive answers from, the officers of the Buyer concerning this Agreement and any Ancillary Agreements and transactions contemplated hereby and thereby, as well as the Buyer’s business, management and financial affairs. The Seller believes that it has received all the information the Seller considers necessary or appropriate for deciding whether to accept Buyer Shares as consideration payable by the Buyer in connection with the transactions contemplated by this Agreement. The Seller acknowledges that although it is the Seller’s understanding that any business plans prepared by the Buyer were prepared in good faith, such plans have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. The Seller also acknowledges that it is relying solely on the Seller’s own counsel and not on any statements or representations of the Buyer or its Representatives for legal advice with respect to this Agreement, or any Ancillary Agreements and transactions contemplated hereby and thereby.

(f) The Seller understands and acknowledges that the Buyer Shares constitute restricted securities and that upon issuance, the Buyer Shares are not registered under the Securities Act in reliance upon an exemption for non-public offerings. The Seller agrees that to ensure compliance with the restrictions referred to herein, the Buyer may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Buyer transfers its own securities, it may make appropriate notations to the same effect in its own records.

(g) The Seller agrees that until such time, if any, as the Buyer Shares issued hereunder are registered under the Securities Act pursuant to and in accordance with this Agreement, such shares or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be placed in a restrictive class bearing the following restrictive legend:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 5.1 Organization. The Buyer is a company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. The Buyer has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the Transactions have been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, as applicable, enforceable against the Buyer, as applicable, in accordance with their respective terms.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the Transactions, do not and will not:

(i) conflict with or violate the organizational documents of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, the Transactions or would reasonably be expected to do so.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the Transactions, except for (i) any filings required to be made under the Antitrust Laws, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws (iii) any such filings, notices, authorizations, approvals, orders, permits or consents that would not, individually or in the aggregate, be material to the Buyer.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

Section 5.5 SEC Reports and Financial Statements.

(a) Since January 1, 2019, Buyer has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Buyer SEC Documents”) As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and SOX, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2019, neither Buyer nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Buyer SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Authority that such Buyer SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Buyer’s knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Buyer SEC Documents (including the financial statements included therein).

(b) The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c) The Buyer Shares have been duly authorized, and upon issuance at Closing, the Buyer Shares will be validly issued, fully paid and non-assessable.

Section 5.6 Independent Investigation; Seller’s Representations.

(a) The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by the Buyer, its Affiliates and their respective Representatives

(b) The Buyer hereby acknowledges and agrees that other than the representations and warranties made in Article III and Article IV, and the Ancillary Agreements and the certificates delivered under Article VIII, none of the Seller, its Affiliates or any of their respective Representatives has made, and Buyer has not relied upon, any representation or warranty, express or implied, at law or in equity, in respect of the Company Units, the Companies or their respective Subsidiaries, the properties or assets of any Company or its Subsidiaries or the business of any Company or its Subsidiaries, including as to (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Companies or any of their respective Subsidiaries by the Buyer after the Closing; or (C) the probable success or profitability of any Company or any of its Subsidiaries after the Closing; (i) other than with respect to the representations and warranties made in Article III and Article IV, and the Ancillary Agreements and certificates delivered under Article VIII, none of the Seller, its Affiliates or any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Buyer, its Affiliates or any other Person resulting from the distribution to the Buyer, its

Affiliates or their respective Representatives of, or the Buyer’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Companies and their respective Subsidiaries, including any information, documents or materials made available to the Buyer, its Affiliates or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Buyer or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement and (ii) other than the representations and warranties made in Article III and Article IV, and the Ancillary Agreements and the certificates delivered under Article VIII, none of the Seller, its Affiliates or any of their respective Representatives has made or makes, and Buyer has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Buyer, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies, their respective Subsidiaries or their respective businesses (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Buyer, its Affiliates or any of their respective representatives or any other Person, and any such other representations or warranties are expressly disclaimed.

Section 5.7 Financing. The Buyer has provided to the Seller true, complete and correct copies of (i) the fully executed debt commitment letter (the “Debt Financing Commitments”), dated as of February 24, 2020, between the Buyer and the Debt Financing Sources, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”); provided, that for purposes of this Agreement, the Debt Financing shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with the provisions of Section 6.8 of this Agreement, any such alternative financing. None of the Debt Financing Commitments has been amended or modified prior to the date of this Agreement, to the knowledge of Buyer no such amendment or modification is contemplated (other than as set forth in the fee letter with respect to flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement), and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect. Except for a fee letter relating to fees with respect to the Debt Financing (a true, complete and correct copy of which has been made available to the Seller prior to the delivery and execution of this Agreement, redacted in a customary manner), as of the date hereof there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Financing Commitments delivered to the Seller prior to the date hereof. The Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date hereof, and the Debt Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of the Buyer and each of the other parties thereto. Assuming the satisfaction of the conditions precedent to the Buyer’s obligation to effect the Closing hereunder, there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in or expressly contemplated by the Debt Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Buyer or any other party thereto under any of the Debt Financing Commitments. The Buyer has no reason to believe that (x) any of the conditions to the Debt Financing contemplated by the Debt Financing Commitments will not be satisfied, (y) the Debt Financing will not be available at the Closing or (z) any condition to the Closing will not be satisfied.

Section 5.8 Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any portion of its properties or assets before any Governmental Authority which questions the validity or legality of the Transactions or which seeks to prevent the Transactions or otherwise would reasonably be expected, individually or in the aggregate, to materially impair or delay the Buyer’s ability to effect the Transactions.

Section 5.9 Solvency. Assuming (a) the accuracy of the representations and warranties of the Seller set forth in Section 3.6, (b) the accuracy of the financial information provided to the Buyer by the Seller prior to the date hereof and (c) the satisfaction of the conditions to the Buyer’s obligation to consummate the Transactions under Article VIII, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing and the payments under Section 2.1(a), any other repayment or refinancing of debt contemplated in this Agreement or the Debt Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and payment of all related fees and expenses, the Buyer (together with its Subsidiaries, including the Companies and their respective Subsidiaries, on a consolidated basis) will be Solvent as of the Closing and immediately after the Closing. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 No Other Representations. Other than the representations and warranties made in this Article V, Article IV, the Ancillary Agreements and the certificates delivered pursuant to Article VIII, none of the Buyer, its Affiliates or any of their respective Representatives has made any representation or warranty, express or implied, at law or in equity, in respect of the Buyer or its Subsidiaries, the Buyer Common Stock, the properties or assets of the Buyer or its Subsidiaries or the business of the Buyer or its Subsidiaries, including as to (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Buyer or any of its Subsidiaries after the Closing; or (C) the probable success or profitability of the Buyer or its Subsidiaries (including the Companies or any of their respective Subsidiaries after the Closing), and any such representations or warranties are expressly disclaimed; and other than with respect to the representations and warranties made in Article V, the Ancillary Agreements, and the certificates delivered pursuant to Article VIII, none of the Buyer, its Affiliates or any of their respective Representatives has made any representation or warranty relating to the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Buyer and its Subsidiaries, including any information, documents or materials made available to the Seller, its Affiliates or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Seller or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement and (iii) other than with respect to the representations and warranties made in Article V, the Ancillary Agreements, and the certificates delivered pursuant to Article VIII, none of the Buyer, its Affiliates or any of their respective Representatives has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Seller, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Buyer or its business (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Seller, its Affiliates or any of their respective representatives or any other Person, and any such other representations or warranties are expressly disclaimed.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Companies and Their Respective Subsidiaries Prior to the Closing. From the date of this Agreement until the Closing, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent set forth on Section 6.1 of the Disclosure Schedules or otherwise expressly contemplated by the Agreement, the Seller shall, and shall cause the Companies and their respective Subsidiaries to, conduct the businesses of the Companies and their respective Subsidiaries only in the ordinary course of business consistent with past practice. Except as set forth on Section 6.1 of the Disclosure Schedules, as expressly allowed by this Agreement, as required by Law, or as the Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Seller:

(a) shall not and shall cause its Subsidiaries not to make any material amendment to or change in its Organizational Documents or the Organizational Documents of any Company or any Subsidiary of any Company or create any new Subsidiaries;

(b) shall not, and shall cause its Subsidiaries not to issue, sell, transfer, assign or dispose of any Company Units or any equity interests of any Subsidiary, or grant any options, warrants, other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity or ownership interest in the Companies or any of their respective Subsidiaries;

(c) shall not, and shall cause its Subsidiaries not to declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to the Company Units or any of the Companies’ or their Subsidiaries’ capital stock or other equity or ownership interest;

(d) shall not, and shall cause its Subsidiaries not to reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company Units or any of the Seller’s or its Subsidiaries’ capital stock or other equity or ownership interest or make any other change with respect to its or their capital structures;

(e) shall not, and shall cause its Subsidiaries not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Companies or any of their respective Subsidiaries, or otherwise alter a Company’s or a Company Subsidiary’s structure;

(f) shall not, and shall cause its Subsidiaries not to incur or guarantee any material Indebtedness (other than draws under a revolving line of credit in the ordinary course consistent with past practice);

(g) shall not, and shall cause its Subsidiaries not to terminate any Material Contract (other than upon any expiration of the term of any Material Contract), materially amend any Material Contract or enter into any Contract that would be a Material Contract if such Contract was in effect on the date hereof, in each case, other than in the ordinary course of business consistent with past practice;

(h) shall not, and shall cause its Subsidiaries not to sell, lease, transfer or assign any of its assets or Owned Intellectual Property, other than non-exclusive licenses to Owned Intellectual Property (that do not permit access to source code) in the ordinary course of business consistent with past practice;

(i) except as may be required by any Contract in full force and effect as of the date hereof, shall not, and shall cause its Subsidiaries not to (i) make any increase in the base compensation of any of its directors, managers, officers or employees, (ii) establish, adopt, enter into, or amend any material Plan; and (iii) make any material changes in the terms and conditions of employment of any Company Employee;

(j) shall not, and shall cause its Subsidiaries not to enter into or amend the terms of any employment agreement, consulting agreement, independent contractor agreement, or any other Contract or agreement with a current or prospective Company Employee providing for, (i) accelerated vesting, retention payments, change of control, bonus or other similar payment, or (ii) severance or notice of termination, except for such agreements with Company Employees that provide for the minimum statutory severance and/or notice benefit in a jurisdiction that does not recognize at-will employment;

(k) shall not, and shall cause its Subsidiaries not to enter into any collective bargaining agreement or other Contract with any labor union, works council, or similar organization, except as required by applicable Law and after advance notice to the Buyer;

(l) shall not, and shall cause its Subsidiaries not to (i) terminate the employment of any executive, officer, or Company Employee at the level of vice president or above, except terminations for cause after advance notice to Buyer; or (ii) hire or engage, or offer to hire or engage, any new executive or officer, or other Company Employee earning annualized compensation in excess of $150,000;

(m) shall not, and shall cause its Subsidiaries not to implement any “plant closing,” “mass layoff,” or other action that would reasonably be expected to require notification under the WARN Act or any similar state or local Law or Law of any other jurisdiction;

(n) shall not, and shall cause its Subsidiaries not to make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o) except as required by applicable Law, shall not, and shall cause its Subsidiaries not to: (i) make any material Tax election if the effect of such election would be to increase the Tax liability of the Companies or any of their respective Subsidiaries in taxable period beginning after the Closing Date; (ii) change any annual Tax accounting period or adopt or change any material Tax method of accounting; (iii) amend any material Tax Return, settle or compromise any governmental proceeding with respect to Taxes, (iv) surrender any right or claim of a refund of Tax, offset or other reduction in Tax liability, (v) request any Tax ruling, enter into any closing agreement within the meaning of Code Section 7121 (or any similar provision of other applicable Law), (vi) enter into any Tax sharing or similar Contract or arrangement, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (vii) file any income Tax Return unless such income Tax Return had been provided to Buyer after filing for review within a reasonable period prior to filing and Buyer consented to such filing (such consent not to be unreasonably withheld, conditioned or delayed);

(p) shall not, and shall cause its Subsidiaries not to cancel, compromise, waive or release any material right or claim other than in the ordinary course of business consistent with past practice;

(q) shall not, and shall cause its Subsidiaries not to permit the lapse of any right relating to Intellectual Property Rights used in the business of the Companies or any of their respective Subsidiaries except in the ordinary course of business consistent with past practice;

(r) shall not, and shall cause its Subsidiaries not to disclose or agree to disclose any source code of any Company Intellectual Property to any Person other than Company Employees in connection with services being performed for a Company or Company Subsidiary by such Company Employees in the ordinary course of business consistent with past practice;

(s) shall not, and shall cause its Subsidiaries not to commence or settle any material Action, except in the ordinary course of business consistent with past practice; or

(t) shall not, and shall cause its Subsidiaries not to agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Conduct of the Buyer Prior to the Closing. Except as expressly allowed by this Agreement, as required by Law or as the Seller may otherwise consent to in writing, from the date hereof through the Closing, the Buyer:

(a) shall not make any amendment to or change in its organizational documents to the extent such amendment or change would negatively and materially affect the holders of Buyer Shares relative to the other holders of Buyer Common Stock;

(b) shall not declare, set aside, make or pay any dividend or other distribution on or with respect to the Buyer Common Stock; and

(c) shall not reclassify, combine, split, subdivide any of the Buyer Common Stock.

Section 6.3 [Reserved].

Section 6.4 Access to Information.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, and subject to compliance with applicable Law, (i) the Seller shall, and shall cause the Companies and their respective Subsidiaries to afford the Buyer and its Representatives reasonable access during business hours to (A) each Company’s and its Subsidiaries’ properties, personnel, books, Tax Returns, Contracts and records, and (B) all other information concerning the business, properties and personnel of the Companies and their respective Subsidiaries as the Buyer may reasonably request, and (ii) the Seller shall provide to the Buyer and its Representatives true, correct and complete copies of each Company’s and each of its Subsidiary’s internal financial statements.

(b) Notwithstanding the foregoing, the Seller shall not be required by this Section 6.4 to provide Buyer or Buyer’s Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that the Seller shall use its commercially reasonable efforts to obtain the required consent of the applicable third party to such access or disclosure or, if such consent is not obtained, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Seller shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of applicable Law) or (iii) jeopardize protections afforded any Company under the attorney-client privilege or the attorney work product doctrine (provided, however, that the Seller shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege).

(c) Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Seller shall confer from time to time as requested by Buyer with one or more Representatives of Buyer to discuss any material changes or developments in the operational matters of the Companies and their respective Subsidiaries and the general status of the ongoing operations of the Companies and their respective Subsidiaries.

(d) No information obtained by the Buyer during the pendency of the Transactions in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

Section 6.5 Exclusivity. The Seller shall not, and shall not permit any of its Representatives, or any Company, or Company Subsidiary, or any Representative of any Company or any Company Subsidiary, in each case, to, directly or indirectly, (a) solicit, initiate, encourage, encourage others to solicit, facilitate, agree to, recommend or accept (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or (b) enter into, participate in, maintain or continue any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, or knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Seller (x) immediately shall cease (and cause its Representatives, the Companies and its Representatives, and the Subsidiaries of the Companies and their Representatives to cease), and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing, and (y) immediately revoke or withdraw access of any Person (other than the Buyer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to any of the Companies or their respective Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than the Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Companies or their respective Subsidiaries previously provided to such Person in connection with an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than pursuant to the terms of this Agreement): (i) any direct or indirect acquisition or purchase of any portion of the capital stock or other equity or ownership interest of the Companies or any of its Subsidiaries or the assets of the Companies and their respective Subsidiaries (other than inventory to be sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to the Companies or any of their respective Subsidiaries, or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Companies or any of their respective Subsidiaries. The Seller shall promptly (but in any event, within one Business Day) notify the Buyer in writing after receipt by the Seller or any of the Companies or their respective Subsidiaries (or, to the knowledge of the Seller, by any of its or their respective Representatives), of (i) any Acquisition Proposal (or any material modification thereto), or (ii) any request for non-public information relating to any Company or any Subsidiary of any Company or for access to any of the properties, books or records of any Company or any Subsidiary of any Company by any Person or Persons other than the Buyer and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal.

Section 6.6 Efforts to Consummate; Further Assurances.

(a) Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the Transactions and the Ancillary Agreements, (ii) promptly, and in any event within ten (10) calendar days of the date hereof, file the notification and report forms required under the HSR Act with respect to the transactions contemplated by this Agreement, (iii) promptly make all other necessary filings, and (iv) thereafter make any other reasonably required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law, including promptly supplying any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and in any event, comply with any Request for Additional Information and Documentary Materials issued pursuant to the HSR Act as promptly as is reasonably practicable.

(b) Each of the Parties shall consult and cooperate with one another, including: (i) promptly notify the other of, and if in writing, furnish the other with copies of any communications from or with any Governmental Authority with respect to the Transactions; (ii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed substantive written or oral communication with any Governmental Authority; (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein; (iv) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the Transactions; provided, however, that such material may be redacted as necessary to (A) comply with contractual arrangements, (B) address legal privilege concerns and (C) comply with applicable Law; and (v) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding anything to the contrary in this Section 6.6, materials provided to the other party or its outside legal counsel may be redacted to remove references concerning the valuation of the Companies and their respective Subsidiaries.

(c) The Buyer agrees that, during the term of this Agreement, it will not withdraw or withdraw and refile its filing under the HSR Act without the prior written consent of the Seller.

(d) From the date of this Agreement through the date of expiration or termination of the required waiting periods under the HSR Act the Buyer, Seller, Companies, and their respective Affiliates shall not acquire or agree to acquire any business, Person, or division thereof or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to make more difficult the obtaining the expiration or termination of the required waiting periods under the HSR Act by the Outside Date.

Section 6.7 Termination of Funded Indebtedness. The Seller shall negotiate Debt Payoff Letters for all Funded Indebtedness. The Seller shall, and shall cause the Companies and their Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Funded Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 6.7 require the Seller to cause the termination of any Contracts relating to Funded Indebtedness other than as part of the Closing.

Section 6.8 Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, and except for the press release to be issued by the Buyer in the form previously agreed by the Parties, neither Buyer nor its Affiliates nor its or their Representatives prior to the Closing, nor Seller (nor any of its Affiliates or its or their Representatives) prior to or after the Closing shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued. Each of the Buyer, the Seller, the Companies and their respective Affiliates shall comply with, and shall cause its respective Representatives to comply with, all of its respective obligations under the Confidentiality Agreement, which shall survive any termination of this Agreement.

Section 6.9 Director and Officer Liability; Indemnification.

(a) Prior to the Closing, the Seller shall (or shall cause the Companies to) purchase coverage for the directors and officers of the Companies and their respective Subsidiaries, which shall be exclusively “A side” coverage that provides coverage for acts or omissions occurring prior to the Closing (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies held by or for the benefit of such Persons on terms with respect to coverage and in amounts no less favorable than those of the directors’ and officers’ insurance policies in effect on the date of this Agreement, which coverage shall be satisfied by the Seller purchasing a “tail” policy which shall be exclusively “A side” coverage under the existing directors’ and officers’ insurance policies for the benefit of the Companies and their respective Subsidiaries, which (i) has an effective term of six (6) years from the Closing, (ii) covers each person currently covered by the directors’ and officers’ insurance policy for the benefit of the Companies and their respective Subsidiaries in effect on the date of this Agreement for actions and omissions occurring on or prior to the Closing, and (iii) contains terms that are no less favorable than those of the directors’ and officers’ insurance policies for the benefit of the Companies and their respective Subsidiaries in effect on the date of this Agreement. At or prior to the Closing, the Seller shall provide a copy of the D&O Insurance policy to the Buyer, along with written confirmation from the insurance provider that the policy will be bound at Closing.

(b) During the period ending on the sixth (6th) anniversary of the Closing, the Buyer shall cause the Company and its Subsidiaries to: (i) to the full extent (but only to such extent) the Company or its Subsidiaries, as applicable, is required under its Organizational Documents to indemnify its own directors or officers, indemnify and hold harmless any current or former officers, directors, managers or employees of the Company and its Subsidiaries (collectively, the “Company Indemnitees”) against and from any Losses in connection with any Action, to the extent such Action arises out of or pertains to any action or omission or alleged action or omission in such Company Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries, and (ii) to the extent the Company or its Subsidiaries, as applicable, is required under its Organizational Documents to pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees) of any Company Indemnitee upon receipt of an undertaking by or on behalf of such Company Indemnitee to repay such amount if it shall ultimately be determined that such Company Indemnitee is not entitled to be indemnified; provided, however, that all rights to indemnification under this Section 6.9(b) in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such Action. Notwithstanding the foregoing, the Company and its Subsidiaries shall only be obligated, and the Buyer shall only be obligated to cause the Company or any of its Subsidiaries to, indemnify a Company Indemnitee to the extent such Company Indemnitee acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and its Subsidiaries, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Company Indemnitee’s conduct was contrary to applicable Laws.

(c) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing) is made against any person covered by the D&O Insurance on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.9 shall continue in effect until the final disposition of such Action. Except to the extent required by applicable Law, neither the Buyer nor any of the Companies or their Subsidiaries shall take any action so as to materially amend, modify, limit or repeal the provisions for indemnification of the Company Indemnitees contained in the Organizational Documents in such a manner as would adversely affect the rights of any Company Indemnitee to be exculpated or indemnified by such Persons in respect of their serving in such capacities prior to the Closing.

(d) Notwithstanding anything contained in Section 10.8 hereof to the contrary, this Section 6.9 shall survive the consummation of the transactions contemplated by this Agreement in accordance with its terms and shall be enforceable by the Company Indemnitees and their successors, heirs or representatives. In the event that any of the Buyer, the Companies or their Subsidiaries after the Closing (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, the Buyer will use commercially reasonable efforts to make proper provisions so that the successors and assigns of the Buyer, Companies or their Subsidiaries, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

(e) The obligations of Buyer under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.9 applies without the express written consent of such affected Person (it being expressly agreed that the Person to whom this Section 6.9 applies (including his or her successors, heirs or representatives) shall be express third-party beneficiaries of this Section 6.9).

Section 6.10 Financing.

(a) The Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments. Without limiting the generality of the foregoing, the Buyer shall use commercially reasonable efforts to (i) maintain in effect the Debt Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Debt Financing Commitments and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) consummate the Debt Financing at or prior to the Closing and (v) enforce its rights under the Debt Financing Commitments. Without limiting the generality of the foregoing, the Buyer shall give the Seller prompt notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Debt Financing Commitment or definitive document related to the Debt Financing, and (B) of the receipt of any written notice from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitment or any definitive document related to the Debt Financing or (2) material dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive document related to the Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, the Buyer shall use its commercially reasonable efforts to arrange and obtain financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, but no later than the Business Day immediately prior to the Termination Date. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, the Buyer shall use its commercially reasonable efforts to arrange and obtain financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and on terms consistent with the Debt Financing Commitments as promptly as practicable following the occurrence of such event.

(b) Prior to the Closing, the Seller shall (and the Seller shall cause the Companies and their respective Subsidiaries to) use commercially reasonable efforts to provide to the Buyer, at the Buyer’s sole expense, reasonable cooperation requested by the Buyer that is necessary in connection with the Debt Financing, such commercially reasonable efforts to include (without limitation), using commercially reasonable efforts to (i) reasonably facilitate the granting of a security interest (and perfection thereof) in collateral, and the preparation, execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Buyer but solely to the extent required under the “Certainty of Funds” provisions set forth in the Debt Commitment Letter, (ii) participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Companies to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing and due diligence efforts for any of the Debt Financing, (iii) assisting Buyer and the Debt Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing, including provide customary authorization letters with respect to the bank information memoranda (which in no event require providing (1) any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information in a form not customarily prepared by the Company with respect to such period or (2) any financial statements, projections or any pro forma financial information other than the Required Information), (iv) furnish (at least four (4) Business Days prior to the Closing Date) all documentation and other information reasonably requested in writing no later than six (6) Business Days prior to the Closing Date required by a Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001 and the requirements of 31 C.F.R. §1010.230, but in each case, solely as relating to the Companies and their respective Subsidiaries, (v) assist in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Buyer, and (vi) assist with the payoff of existing indebtedness of the Companies that will be repaid at or prior to the Closing and the release of related liens on or prior to the Closing Date (including using commercially reasonable efforts to obtain customary payoff letters, lien terminations and other instruments of discharge, in each case in a form reasonably acceptable to Buyer); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or the other operations of the Companies and their Subsidiaries; provided, further, that none of the Companies, their respective Subsidiaries, or Seller shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing. None of the Companies, their respective Subsidiaries or the Seller shall be required to take any action that would subject it to liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing. The Buyer shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against, and shall pay and reimburse the Company, its Subsidiaries and their respective Representatives for, any and all losses incurred or sustained by, or imposed upon, any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.10(b) and any information utilized in connection therewith). Notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 8.3(a), as it applies to the Seller’s obligations under this Section 6.10(b), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Seller’s Willful Breach of its obligations under this Section 6.10(b). The Buyer shall, promptly upon written request by the Seller, reimburse the Seller for all documented and reasonable out-of-pocket costs incurred by the Seller in connection with this Section 6.10(b). At the Buyer’s expense, the Seller shall engage one of the Big Four accounting firms (as applicable, the “Seller Accountant”) to assist with the matters set forth on Schedule D. The Seller shall use its good faith efforts to complete each of the items set forth on Schedule D on the timetable set forth therein, with the assistance of the Seller Accountant (if applicable).

(c) The Buyer acknowledges and agrees that (i) the obtaining of the Debt Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Article VIII and (ii) compliance by the Buyer with this Section 6.11 shall not relieve the Buyer of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing or any alternative financing is available.

(d) The Seller hereby consents to the use of all logos of the Companies and their respective Subsidiaries in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Companies or any of their respective Subsidiaries or the reputation or goodwill of the Companies or any of their respective Subsidiaries and (ii) are used solely in connection with a description of any of the Companies or their respective Subsidiaries, their businesses and products or the Transactions.

Section 6.11 [Reserved].

Section 6.12 R&W Insurance Policy. The Buyer shall not amend, waive or terminate the R&W Insurance Policy in a manner adverse to the Seller, without the prior written consent of the Seller.

Section 6.13 Third-Party Consents; Notices.

(a) The Seller shall, upon Buyer’s request, use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described or required to be listed or described on
Section 3.3(a)(iii) of the Disclosure Schedules (and any Contract entered into after the date hereof that would have been required to be listed or described on Section 3.3(a)(iii) of the Disclosure Schedules if entered into prior to the date hereof) (as applicable).

(b) The Seller shall give all notices and other information required to be given to the Company Employees, any collective bargaining unit representing any group of Company Employees, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Law in connection with the Transactions, subject to the review and consent of the Buyer.

Section 6.14 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, Seller shall cause each Company to terminate all of its “employee benefit plans” within the meaning of ERISA, including any Company plans intended to include a Section 401(k) arrangement (unless the Buyer provides written notice to the Seller no later than three (3) Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). The Seller shall provide the Buyer with evidence that such Company plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to applicable board or member resolutions. The form and substance of such resolutions shall be subject to review and reasonable approval by the Buyer. The Seller also shall take such other actions in furtherance of terminating such Company plans as the Buyer may reasonably require.

Section 6.15 Parachute Payment Waivers. Prior to the initiation of the requisite unitholder approval procedure under Section 6.16, the Seller shall solicit a parachute payment waiver (a “Parachute Payment Waiver”) from each Person whom the Seller reasonably believes could be, with respect to the Company and/or any Affiliate of the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite unitholder approval procedure under Section 6.16, and who might otherwise have, receive or have the right or entitlement to receive a Section 280G Payment (as defined below), pursuant to which such Person waives his or her rights to such payments and/or benefits to the extent the value thereof exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the 280G Unitholder Approval (as defined below) is obtained pursuant to Section 6.16 (such payments and/or benefits with respect to such potential disqualified individuals of the Company and/or any Affiliate of the Company that have signed such Parachute Payment Waiver, the “Waived 280G Benefits”).

Section 6.16 280G Unitholder Solicitation. At least five (5) Business Days prior to the Closing Date, the Seller shall submit to the Seller Unitholders, for approval by such Unitholders holding the number of units required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder inapplicable to all Waived 280G Benefits. “Section 280G Payments” means any payments and/or benefits provided pursuant to Plans or other programs, arrangements or Contracts (with the Companies or otherwise) that might reasonably be expected to result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that causes the payments and/or benefits to not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code. Such unitholder approval and consent materials (as well as the Parachute Payment Waiver) shall be subject to prior reasonable review by Buyer. Any such unitholder approval shall be sought by the Seller in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to the Closing, the Seller shall deliver to Buyer written notification and documentation reasonably satisfactory to Buyer that (i) a vote of the holders of Seller Units was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite unitholder approval was obtained with respect to any payments and/or benefits that were subject to the unitholder vote (the “280G Unitholder Approval”) or (ii) that the 280G Unitholder Approval was not obtained and as a consequence, that such Waived 280G Benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Seller Units pursuant to this Section 6.16.

Section 6.17 Transfer Restrictions.

(a) The Seller hereby agrees that from the time of Closing until the Buyer Shares are registered as described in and pursuant to the Registration Rights Agreement, the Seller shall not, without the Buyer’s prior written consent, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Buyer Shares beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934) by the Seller or other securities so owned convertible into or exercisable for Buyer Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Buyer Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Buyer Shares or such other securities, in cash or otherwise, until the earlier of (x) the filing of the applicable registration statement by Buyer or (y) subject to applicable securities laws, six (6) months following the date of the Closing.

(b) Notwithstanding anything contained in this Agreement to the contrary, and subject to applicable Law and the Seller’s Organizational Documents, this Agreement shall not restrict the Seller from transferring Buyer Shares to a Seller Unitholder but only if such Seller Unitholder is an accredited investor and has, prior to such transfer, duly executed and delivered an Accredited Investor Agreement; provided, however, that any such Seller Unitholder who is an accredited investor who receives Buyer Shares pursuant to this Section 6.17(b) and concurrently executes an accredited investor agreement in the form attached as Exhibit E-2 (an “Accredited Investor Agreement”) may subsequently engage in transfers contemplated by the Registration Rights Agreement prior to the earlier occurrence of sub-clauses (x) or (y) of Section 6.17(a).

Section 6.18 Related Party Agreements. Effective as of and contingent upon the Closing, the Seller shall cause to be terminated without any ongoing liability or obligation of any of the Companies or any of their respective Subsidiaries, at any time from and after the Closing, each of the Contracts set forth or required to be set forth on Section 3.17 of the Disclosure Schedules (other than (a) any Contract the continuation of which the Buyer has requested in writing; and (b) any Contract which the Buyer has approved in writing to not be so terminated) and shall provide to the Buyer at the Closing evidence thereof in form and substance reasonably acceptable to the Buyer.

Section 6.19 Canadian Shares.

(a) Prior to Closing and prior to the transactions contemplated by Section 6.19(b)(iii), the Seller shall contribute all of the outstanding common shares in the capital of Saba Canada held by it to Seller Canadian Callco in consideration for Seller Canadian Callco issuing common shares in its capital to the Seller, such transfer to be structured so as to allow for a tax-deferral for Canadian income tax purposes, if requested by the Seller.

(b) Prior to Closing, the Seller shall cause the Exchangeable Shares to be exchanged in accordance with the Exchangeable Share Terms and the Exchange and Support Agreement and in a manner reasonably agreed to by Buyer and shall provide Buyer with copies of all documents related to any transactions carried out to exchange the Exchangeable Shares to Buyer for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding the generality of the foregoing:

(i) The Seller shall cause Saba Canada to provide timely written notice to each of the Exchangeable Shareholders and Seller Canadian Callco that the transactions contemplated by this Agreement constitute a “Sale of the Partnership” and that the Closing Date shall constitute the “Redemption Date” (each as defined in the Exchangeable Share Terms).

(ii) The Seller shall cause Seller Canadian Callco to provide, no later than five (5) days prior to the Closing Date, written notice to each of the Exchangeable Shareholders that it is exercising its “Redemption Call Right” (as defined in the Exchangeable Share Terms).

(iii) Immediately prior to the transactions contemplated by Section 6.19(c), but conditional on the Closing: (A) the Seller shall cause Seller Canadian Callco to purchase all of the outstanding Exchangeable Shares, (B) the Seller shall provide the “Redemption Consideration” (as defined in the Exchangeable Share Terms), being the one Class A Unit (as adjusted for Unit Splits (as defined in the Exchangeable Share Terms) or otherwise pursuant to the Exchangeable Share Terms) of the Seller for each outstanding Exchangeable Share plus the aggregate “Outstanding Dividend Amount” (as defined in the Exchangeable Share Terms) in respect of such Exchangeable Shares to the Exchangeable Shareholders, at the direction of, or otherwise on behalf of, Seller Canadian Callco, (C) in consideration for the provision of such Redemption Consideration, the Seller shall cause Seller Canadian Callco to issue common shares in its capital to the Seller and (D) the Seller shall cause Saba Canada and Seller Canadian Callco to take the necessary steps such that all of the outstanding Exchangeable Shares acquired by Seller Canadian Callco shall be exchanged, converted or reorganized into common shares of the existing or a new class of Saba Canada.

(c) Immediately prior to Closing and following the transactions contemplated by Section 6.19(b)(iii):

(i) the Seller shall transfer to Seller Canadian Callco the Saba Canada Note in consideration for Seller Canadian Callco issuing a promissory note in the same amount (the “Seller Canadian Callco Note”) to the Seller; and

(ii) following the transactions contemplated by clause (i) above, (A) the Seller shall cause Seller Canadian Callco to contribute to Saba Canada the Saba Canada Note in consideration for Saba Canada issuing common shares in its capital to Seller Canadian Callco, and the Saba Canada Note shall therefore terminate; and (B) the Seller shall contribute the Seller Canadian Callco Note to Seller Canadian Callco in consideration for Seller Canadian Callco issuing common shares in its capital to the Seller, and the Seller Canadian Callco Note shall therefore terminate, such that there shall be no further liabilities under the Seller Canadian Callco Note.

Prior to any action being taken as described in this Section 6.19, the Seller shall have provided to the Buyer reasonable prior notice of any such actions together with written drafts of all of the documents relating to such actions, and shall consider in good faith and incorporate any reasonable suggestions made by the Buyer prior to completing any such actions. From and after the time of completion of the actions described in this Section 6.19, Saba Canada shall be deemed a Subsidiary of a Company instead of a “Company” under this Agreement.

Section 6.20 Data Room. To the extent required by the R&W Policy and requested by the Buyer, the Company shall deliver to Buyer within fifteen (15) Business Days of Buyer’s request a compact disc or flash drive containing copies of all of the documents contained in the Dataroom as of the date hereof.

Section 6.21 New Company. Prior to Closing, the Seller shall have formed a Delaware limited liability company (“Seller US Newco LLC”) consistent with the requirements set forth on Schedule C, and caused Seller US Newco LLC to issue at least one unit to the Seller for cash, fully paid, and following such issuance, (b) immediately prior to the transactions contemplated by Section 6.19(b)(iii), and so long as the other conditions to the Closing have been satisfied or waived, and the Parties are otherwise ready to proceed with the Closing, the Seller shall contribute all of the issued and outstanding stock of Libra to Seller US Newco LLC as a capital contribution for no consideration; provided that prior to any action being taken as described above, the Seller shall have provided to the Buyer reasonable prior notice of any such actions together with written drafts of all of the documents relating to such actions, including all formation or incorporation documents and all documents governing or effecting any transfer or contribution of any equity securities, and shall consider in good faith and incorporate any reasonable suggestions made by the Buyer prior to completing any such actions. From and after the time of the completion of the actions described in clause (b) above, Seller US Newco LLC shall be deemed a “Company” for all purposes under this Agreement and Libra shall be deemed a Subsidiary of a Company instead of a “Company” under this Agreement.

Section 6.22 Register of Members. The Seller shall have delivered, prior to Closing, a complete and accurate register of members, compliant with the requirements of the Companies Act 2006, as amended, of Saba Software (UK) Limited and Libra Acquireco Limited.

Section 6.23 Employee Census. On the day immediately following the date of this Agreement, the Seller shall provide to the Buyer a complete and accurate version of Section 3.11(a) of the Disclosure Schedules with Company Employee names listed under clause (i) instead of anonymized identifiers, except where anonymized identifiers are required by applicable Law.

ARTICLE VII

TAX MATTERS

Section 7.1 Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, deemed to be the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Companies and their respective Subsidiaries terminated at the end of the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date). For the avoidance of doubt, for purposes of allocating Taxes imposed under Section 951A of the Code, the “qualified business asset investment” (as such term is used in Section 951(A)(d) of the Code) in respect of the Pre-Closing Tax Period shall equal the product of (i) the Non-U.S. Entity’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of such Non-U.S. Entity that includes the Closing Date (determined as though such taxable year ended on the Closing Date), and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the Closing Date and the denominator of which is the total number of days in such taxable year. For purposes of allocating income Taxes, any Transaction Deductions that would be “more likely than not” (or a higher level of authority) deductible on an income Tax Return of a Company (or an applicable Company Subsidiary) for a taxable period that ends (or is deemed to end for purposes of this Section 7.1) on the Closing Date shall be taken into account in calculating income Taxes for the Pre-Closing Tax Period.

Section 7.2 Transfer Taxes. All transfer, indirect capital gains, sales, use, stamp, recording, registration documentary, property or similar Taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the Transactions (the “Transfer Taxes”) shall be paid 50% by Buyer and 50% by Seller. For the avoidance of doubt, any non-U.S. Taxes imposed on a deemed or indirect sale of a Subsidiary of a Company (or a deemed or indirect sale of the Subsidiary’s assets) in connection with or attributable to this Agreement shall be considered a Transfer Tax. The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable Law, in minimizing any such Transfer Taxes. Seller shall timely and properly file any necessary Tax Return or other document with respect to such Transfer Taxes.

Section 7.3 Cooperation and Tax Forms.

(a) Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and any action with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such Tax Return or action or any tax planning and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Seller shall use commercially reasonable efforts to obtain and provide to the Buyer an IRS Form W-9 or W-8, as applicable, from any Person to whom the Buyer is obligated to make payments pursuant to Section 2.1(c) at least one (1) Business Day before Closing; provided, however, that Buyer’s sole right if the deliverables in this Section 7.3(b) are not provided shall be to make appropriate withholding under Chapter 3, Chapter 4 or Section 3406 of the Code.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of each Party to consummate the Transactions shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Transactions.

(b) Antitrust Laws. All required notifications and filings with any Governmental Authority shall have been made and any waiting periods, including any waiting period under the HSR Act (and any extensions thereof), shall have expired or been waived or terminated.

(c) Requisite Seller Consent. The Requisite Seller Consent shall have been validly obtained in accordance with applicable Law and the Organizational Documents of the Seller and shall continue to be in full force and effect.

Section 8.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Transactions shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The Fundamental Representations of the Buyer contained in this Agreement (without regard to any qualification as to materiality) shall be true and correct in all material respects as of the Closing Date, or in the case of representations and warranties that are made as of a specified date (without regard to any qualification as to materiality), such representations and warranties shall be true and correct in all material respects as of such specified date, and (ii) all other representations and warranties of the Buyer contained in this Agreement (without regard to any qualification as to materiality) shall be true and correct as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct without regard to any qualification as to materiality or Material Adverse Effect as of such specified date), unless the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the Transaction. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing in all material respects. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Escrow Agreement. The Seller shall have received an executed counterpart of the Escrow Agreement, signed by the Buyer.

(c) Registration Rights Agreement. The Seller shall have received an executed counterpart of the Registration Rights Agreement, signed by the Buyer.

Section 8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The Fundamental Representations of the Seller contained in this Agreement (without regard to any qualification as to materiality) shall be true and correct in all material respects as of the Closing Date, or in the case of representations and warranties that are made as of a specified date (without regard to any qualification as to materiality), such representations and warranties shall be true and correct in all material respects as of such specified date, and (ii) all other representations and warranties of the Seller contained in this Agreement (without regard to any qualification as to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct without regard to any qualification as to materiality or Material Adverse Effect as of such specified date), unless the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects. The Buyer shall have received a certificate to the effect set forth in the preceding sentences, signed by the Seller or a duly authorized officer thereof (an “Officer Certificate”). The Officer Certificate shall include a certification as to the terms and effectiveness of the Organizational Documents of the Seller and the Companies, the valid adoption of (i) the Seller Board Approval (whereby this Agreement and the Transactions were unanimously approved), and (ii) the Requisite Seller Consent, and attaching such Seller Board Approval and the Requisite Seller Consent.

(b) Escrow Agreement. The Buyer shall have received an executed counterpart of the Escrow Agreement, signed by each party other than the Buyer.

(c) Debt Payoff Letters. The Seller shall have delivered to the Buyer a payoff letter duly executed by each holder of Funded Indebtedness (other than Transaction Expenses), in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Companies and their respective Subsidiaries arising under or related to the applicable Funded Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer prior to the Closing to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Companies and their respective Subsidiaries all instruments evidencing the applicable Funded Indebtedness (including all notes) and all collateral securing the applicable Funded Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(d) Third-Party Expense Instructions. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, (a) at least five (5) Business Days prior to the Closing Date, the Seller shall submit to the Buyer a list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information reasonably necessary to effect the final payment in full thereof (the “Transaction Expenses Payoff Instructions”), and (b) Buyer shall have received from each such payee, an invoice dated no more than two (2) Business Days prior to the Closing Date, with respect to all Transaction Expenses to be due and payable to such payee as of the Closing, an acknowledgment from such payee that such Transaction Expenses are the only amounts owed to such payee, and the appropriate withholding tax form, duly executed and completed; provided, however, that Buyer’s sole right if the deliverables in this Section 8.3(d) are not provided shall be to make appropriate withholding under the Code or other applicable Tax Law.

(e) Tax Forms. The Buyer shall have received (i) from Vector Talent LLC: (A) a certificate described in Treasury Regulation Section 1.1445-2(c)(3), in form reasonably satisfactory to the Buyer, certifying that none of the interests in Vector Talent LLC or Vector Talent Holdings LLC are U.S. real property interests for purposes of Section 1445 of the Code, and (B) a notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for the Buyer to deliver a copy of such certificate and notice to the IRS on behalf of Vector Talent LLC; provided, however, that Buyer’s sole right if the deliverables in this Section 8.3(e) are not provided shall be to make appropriate withholding under Section 1445 of the Code.

(f) No Action. There shall be no Action pending by a Governmental Authority which seeks to enjoin, restrain, condition, make illegal or otherwise prohibit the consummation of the Transactions.

(g) Financial Statements. Solely if the Closing has not occurred prior to the date that is 150 days after December 31, 2019, then prior to Closing, Seller shall have delivered to Buyer: (i) audited consolidated financial statements for the Companies as of and for the fiscal year ended December 31, 2019 (the “Audited 2019 Financial Statements,” and together with the audited consolidated financial statements as of and for the fiscal years ended May 31, 2017 and May 31, 2018, December 31, 2019 and as of and for the stub period ended December 31, 2018, the “Audited Financial Statements”) and (ii) written notice from its current auditor that such auditor has agreed to issue the consent to file the Audited Financial Statements in a public filing by the Buyer with the SEC.

(h) No Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement (other than any covenant in Section 2.1), such breach or failure to perform would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.2(a) not to be satisfied and such breach or failure to perform (A) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform, and (B) has not been waived by the Seller, or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement, such breach or failure to perform would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.3(a) not to be satisfied and such breach or failure to perform (A) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform, and (B) has not been waived by the Buyer;

(c) by either the Seller or the Buyer if the Closing shall not have been consummated by August 24, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to perform any covenant, agreement or obligation hereunder has been the primary cause of the failure of the Closing to occur on or before such Outside Date; provided further that if, on such date, the conditions to Closing set forth in Section 8.1(b) or Section 8.3(f) shall not have been fulfilled, but all other conditions to Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to the date that is three (3) months from the Outside Date;

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

(e) by the Seller if (i) all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied or waived in writing (other than those conditions that by their terms are to be satisfied at the Closing but which are, at the time of the notice of termination of this Agreement is delivered to the Buyer, capable of being satisfied if the Closing were to occur at such time), and (ii) the Seller has irrevocably confirmed by written notice to the Buyer that (A) all conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing but which are, at the time of the notice of termination of this Agreement is delivered to the Buyer, capable of being satisfied if the Closing were to occur at such time) or, solely with respect to any unsatisfied conditions in Section 8.2 that the Seller has irrevocably waived, to the extent permitted by applicable Law, any unsatisfied conditions in Section 8.2, and (B) the Seller is ready, willing and able to consummate the Closing on the date of delivery of such written notice and at all times thereafter and (iii) the Buyer fails to consummate the Closing within three (3) Business Days following the later of (x) the date of delivery of such notice of termination and (y) the date the Closing is required to have occurred pursuant to Section 2.1. The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party or parties.

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions Section 6.8 (public announcements), Section 10.2 (fees and expenses), Section 10.5 (notices), Section 10.8 (third-party beneficiaries), Section 10.9 (governing law), Section 10.10 (jurisdiction) and this Section 9.2, and (b) subject to the provisions set forth in Article X that nothing herein shall relieve any party from liability for any Fraud or Willful Breach of this Agreement or any Ancillary Agreement.

(b) If this Agreement is terminated by the Seller pursuant to Section 9.1(b)(i) (which, if such termination is due to a breach of any representation or warranty in Article V, other than Sections 5.1, 5.2, 5.3(a)(i), 5.3(a)(ii) (as given as of the date of this Agreement), 5.3(a)(iii), 5.7, 5.8 (as given as of the date of this Agreement) or 5.9, must be the result of a Willful Breach thereof) or Section 9.1(e), then the Buyer shall pay, or cause to be paid, to the Seller an amount equal to $75,000,000 (such payment, the “Termination Fee”), such payment to be made by wire transfer of immediately available funds within two (2) Business Days following such termination. The parties acknowledge and agree that (i) the fees and other provisions of this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee shall constitute liquidated damages and not a penalty, (iii) without these agreements, the parties would not enter into this Agreement, (iv) in no event shall the Buyer be required to pay the Termination Fee on more than one occasion and (v) under no circumstances shall the Seller be permitted or entitled both to (x) receive and retain the Termination Fee and (y) a grant of specific performance that requires Buyer to consummate the Closing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.1(a) and (b), if Buyer becomes obligated to pay the Termination Fee pursuant to Section 9.2(b), then each of the parties hereto expressly acknowledges and agrees that, the Seller’s right to terminate this Agreement and receive payment of the Termination Fee as and if payable hereunder pursuant to (and only to the extent required by) Section 9.2(b) shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller, the Companies, their respective Subsidiaries and each of their respective Affiliates and any of their respective former, current or future stockholders, equityholders, general or limited partners, members, managers, directors, officers, employees, agents, attorneys, advisors, representatives or Affiliates, or any former, current or future stockholder, equityholder, general or limited partner, member, manager, director, officer, employee, agent, representative, Affiliate, assignee or successor of any of the foregoing (collectively, the “Seller Related Parties”) against the Buyer and its Affiliates and any of its or their former, current or future stockholders, equityholders, general or limited partners, members, managers, directors, officers, employees, agents, representatives, Affiliates, assignees or successors, or any former, current or future stockholder, equityholder, general or limited partner, member, manager, director, officer, employee, agent, representative, Affiliate, assignee or successor of any of the foregoing (collectively, the “Buyer Related Parties”) or any of the Debt Financing Source Parties for all breaches, losses, liabilities and/or damages in respect of or in connection with this Agreement, the

Debt Financing Commitments and/or the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for the termination of this Agreement. Except as expressly provided in the immediately preceding sentence, none of the Buyer Related Parties or Debt Financing Source Parties shall have any liability to any of the Seller Related Parties relating to or arising out of this Agreement, the Debt Financing Commitments or in respect of any other agreement, document or theory of Law or equity (whether in contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, through Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any other Buyer Related Party or any of the Debt Financing Source Parties, any enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law or otherwise (except that Buyer shall continue to be obligated to the Seller for amounts payable under this Section 9.2). For the avoidance of doubt, upon payment of the Termination Fee to the Seller, none of the Buyer Related Parties or Debt Financing Source Parties shall have any further liability (in each case, whether absolute, accrued, contingent, fixed or otherwise) to any of the Seller Related Parties relating to or arising out of this Agreement, the Debt Financing Commitments or in respect of any other agreement, document or theory of Law or equity (whether in contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Buyer Related Parties or Debt Financing Source Parties shall have any further liability to any of the Seller Related Parties relating to or arising out of this Agreement, the Debt Financing Commitments or the transactions contemplated hereby or thereby (other than, for the avoidance of doubt, liability under the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof).

(d) The provisions of this Section 9.2 are intended to be for the benefit of, and shall be enforceable by, each of the Buyer Related Parties and each of the Debt Financing Source Parties.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Covenants. No representation, warranty, covenant or other agreement contained in this Agreement or in any instrument or certificate delivered by any party hereto at the Closing will survive the Closing or termination of this Agreement, and no party hereto shall have any liability to the other Parties hereto or any other Person after the Closing for any breach thereof, except for (a) covenants and agreements that contemplate performance after the Closing or after the termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, each of which will survive in accordance with its terms, and (b) any claim of Fraud with respect to the representations and warranties in this Agreement, in which case the Buyer shall be entitled to all remedies available at law or in equity; provided, that, for the avoidance of doubt, nothing in this Section 10.1 shall impair a party’s rights under Section 9.2 in the event this Agreement has been validly terminated, and the other Party had Willfully Breached this Agreement prior to the time of such termination. The Buyer (on behalf of itself, its Affiliates (including, from and after the Closing, the Company and its Subsidiaries) and its and its Affiliates’ respective officers, directors, equityholders, employees and agents) (collectively, the “Buyer

Parties”) agrees that, from and after the Closing, under no circumstances will the Seller, any of its Affiliates or any of its Affiliates’ respective officers, directors, equityholders, employees or other agents (collectively, the “Seller Parties”) have any liability or responsibility to any of the Buyer Parties for any losses or other liabilities relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement to have been performed prior to the Closing set forth in this Agreement (or any Exhibit, Schedule or certificate delivered hereunder), including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties or covenants or obligations set forth in this Agreement that are to be performed prior to the Closing, any certificate, instrument, opinion or other documents delivered hereunder, the ownership, operation, management, use or control of the business of the Companies and their Subsidiaries prior to the Closing, any of their respective assets, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except for any claim of Fraud with respect to the representations and warranties in this Agreement, in which case the Buyer shall be entitled to all remedies available at law or in equity. From and after the Closing, the Buyer (on behalf of itself and its Affiliates (including from and after the Closing, the Companies and their respective Subsidiaries)) shall have no recourse of any kind to, the Seller Parties under any theory of law or equity, including under any control person liability theory, for any action or inaction of any of any Company, its Subsidiaries, or their respective Affiliates, officers, directors, equityholders, managers, employees, agents or representatives, or the business, in each case prior to the Closing; except for any claim of Fraud with respect to the representations and warranties in this Agreement, in which case the Buyer shall be entitled to all remedies available at law or in equity.

Section 10.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the Transactions are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement.

Section 10.3 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial failure or delay thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary contained herein, Sections 10.8, 10.9, 10.10, 10.11, 10.12, 10.15, and this Section 10.3 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 10.8, 10.9, 10.10, 10.11, 10.12 and 10.15 and this Section 10.3) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 10.4 Release. From and after (and effective upon) the Closing, the Seller, on behalf of itself and each of its successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges the Buyer, the Companies and their respective Subsidiaries and each of their respective Affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing; provided, however, that the Releasor does not relinquish, release or discharge any rights that Releasor has under this Agreement or any Ancillary Agreement to which Releasor is a party. The Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released by the Releasor pursuant to the immediately preceding sentence. The Releasor acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Releasor hereby waives and relinquishes any rights and benefits that Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. The Releasor acknowledges that he, she or it may hereafter discover facts in addition to or different from those that the Releasor now knows or believes to be true with respect to the subject matter of this release, but it is the Releasor’s intention, subject to this Section 10.4 to fully and finally and forever settle and release any and all Claims that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon receipt by email or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Buyer, to:

Cornerstone OnDemand, Inc.

1601 Cloverfield Blvd., Suite 600S

Santa Monica, CA 90404

Attention: Adam Weiss, Chief Administrative Officer & General Counsel

Email: aweiss@csod.com

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Attention: Ben Beerle and Rachel Proffitt

Email: bbeerle@cooley.com and rproffitt@cooley.com

if to the Seller, to:

c/o Saba Software

495 March Road, Suite 500

Ottawa, Ontario K2K 3G1

Attention: General Counsel

Email: mstewart@saba.com

and

c/o Vector Capital

One Market Street

Steuart Tower, 23rd Floor

San Francisco, CA 94105

Attention: Chief Operating Officer

Email: dbaylor@vectorcapital.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Attention: Steve Camahort and Dana Kromm

Email: scamahort@paulhastings.com and

danakromm@paulhastings.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references to this Agreement herein or in any of the Disclosure Schedules delivered by the Seller to Buyer in connection with the execution of this Agreement shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. Any reference in a particular Schedule of the Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Seller that are contained in, or cross-referenced in, the corresponding Section of the Agreement, and (b) any other representations and warranties of the Seller that are contained in the Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party shall be under any legal obligation to enter into or complete the Transactions unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Section 6.9, Section 9.2, and for the Seller Parties with respect to Section 10.1 and Section 10.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the provisions of this Section 10.8 and Sections 10.3, 10.9, 10.10, 10.11, 10.12 and 10.15 shall be enforceable against all parties to this Agreement by each Debt Financing Source.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, that notwithstanding the foregoing, each of the parties hereto agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing, shall be governed by, and construed in accordance with, and enforced under the laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 10.10 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware state or federal court sitting in the County of New Castle (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, but subject to the next two sentences, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The Seller further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect unitholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof. Notwithstanding anything herein to the contrary, no Debt Financing Source Party shall have any liability or obligation to the Seller, any of its Affiliates or any of its or their direct or indirect securityholders relating to or arising out of this Agreement or the Debt Financing or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and Seller shall not seek to, and shall cause its Affiliates and its and their direct and indirect securityholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Debt Financing Source Party. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in the foregoing is intended to limit or otherwise restrict Buyer from fully enforcing its rights, and the obligations of the Debt Financing Source Parties under the Debt Financing Commitments and any other agreements entered into with the Debt Financing Source Parties related thereto.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the Buyer (in the case of an assignment by the Seller) or the Seller (in the case of an assignment by the Buyer), and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may (i) assign this Agreement or any rights of the Buyer and/or obligations of the Buyer under this Agreement to any Affiliate of the Buyer without the prior consent of the Seller and (ii) may, pledge, transfer or assign its rights hereunder to its Debt Financing Sources as collateral security, without the prior written consent of any other party hereto; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.12 Specific Performance; Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to the termination of this Agreement in accordance with Article IX, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state or federal court sitting in the County of New Castle (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity, provided that, for the avoidance of doubt, under no circumstance shall Seller be permitted or entitled to receive both a grant of specific performance (which is only available subject to the terms of this Section 10.12) and a payment of the Termination Fee. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, in no event shall the Seller or any Seller Related Party be entitled to seek the remedy of specific performance of this Agreement directly against the Debt Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing. Notwithstanding anything in this Agreement to the contrary or otherwise, the parties hereby agree that the right of the Seller or any Seller Related Party to obtain injunctive relief, or other appropriate form of equitable relief, to cause Buyer to consummate the transactions contemplated by this Agreement and effect the Closing shall be available if, and only if, (a) all conditions in Article VIII have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but subject to the satisfaction or written waiver (where permissible) of those conditions at Closing), and remain satisfied, (b) Buyer fails to complete the Closing at the time the Closing is required to have occurred pursuant to the terms hereof, (c) the Debt Financing (including any alternative financing that has been obtained in accordance with this Agreement)

has been funded in accordance with the terms thereof or the Debt Financing Sources have confirmed to Buyer in writing that the Debt Financing will be funded in accordance with the terms hereof at the Closing and (d) the Seller has confirmed in writing that if specific performance is granted and the Debt Financing (including any alternative financing that has been obtained in accordance with this Agreement) is funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS.

Section 10.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party.

Section 10.17 Electronic or .pdf Signature. This Agreement may be executed by electronic or .pdf signature and an electronic or ..pdf signature shall constitute an original for all purposes.

Section 10.18 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each Party has been represented by legal counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19 Provisions Respecting Legal Representation.

(a) Each party to this Agreement, on behalf of its directors, members, partners, officers, employees and Affiliates, acknowledges that one or more of (A) Company and its Subsidiaries, and (B) the Seller and its Affiliates (individually and collectively, the Persons described in this clause (B), the “Seller Group”) have retained Paul Hastings LLP (“Law Firm”) to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and the Transactions, (i) Law Firm has not acted as counsel for any other Person in connection with the Transaction and (ii) no Person other than the Company, its Subsidiaries and the Seller Group has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. Buyer, on its own behalf and on behalf of its directors, members, managers, partners, officers, employees, stockholders, optionholders and Affiliates, (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of any member of the Seller Group in any matter involving the Transaction (including any litigation, arbitration, mediation or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to consent to, any such representation.

(b) The Buyer agrees that, after the Closing, neither the Buyer, any Company, nor any of their respective Subsidiaries will intentionally access any of Law Firm’s records relating to or affecting the Transactions, which will be the property of the Seller provided, however that each of the Seller and the Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including emails and other electronic files) of the Companies and their Subsidiaries. Accordingly, the Buyer agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Companies and their respective Subsidiaries), that from and after Closing, the attorney-client privilege and all other evidentiary privileges and the expectation of client confidence as to all communications occurring on or prior to Closing between Law Firm on the one hand and any member of the Seller Group, or any of their respective Affiliates on the other hand solely to the extent related to the Transaction, including any representation, warranty, or covenant of any party under this Agreement (each an “Attorney-Client Communication”) belong to the Seller Group and will not pass to the Buyer, the Companies, or any of their Subsidiaries in a post-Closing dispute with a member of the Seller Group under this Agreement. This right to the attorney client privilege shall exist even if such communications may exist on a Company’s computer system or in documents in a Company’s possession. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer and/or its Subsidiaries (including the Companies), and a Person other than a party to this Agreement after the Closing, the Buyer and its Affiliates (including the Companies) may assert the attorney-client privilege in connection with such dispute.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Miller
Name: Adam Miller
Title: Founder and Chief Executive Officer

CANCO BUYER 1241593 B.C. LTD.

By:	/s/ Adam Weiss
Name: Adam Weiss
Title: Authorized Signatory

UK BUYER

CORNERSTONE ONDEMAND UK HOLDINGS LIMITED

By:	/s/ Adam Weiss
Name: Adam Weiss
Title: Director

[Signature Page to Purchase Agreement]

SELLER

VECTOR TALENT HOLDINGS, L.P.

By:	/s/ Phil Saunders
Name: Phil Saunders
Title: CEO

[Signature Page to Purchase Agreement]